Execution Version

______________________________________________________________________________

______________________________________________________________________________

AMENDED AND RESTATED

CREDIT AGREEMENT

among

THE L.S. STARRETT COMPANY

The Lenders Listed Herein

and

BANK OF AMERICA, N.A., as Agent

April 28, 2006

______________________________________________________________________________

______________________________________________________________________________

-ii-

TABLE OF CONTENTS

ARTICLE I - DEFINITIONS

SECTION 1.01 Definitions.

SECTION 1.02 Accounting Terms and Determinations

SECTION 1.03 References.

SECTION 1.04 Use of Defined Terms

SECTION 1.05 Terminology.

SECTION 1.06  Letter of Credit Amounts

ARTICLE II - THE CREDITS

SECTION 2.01 Commitments to Lend

SECTION 2.02 Method of Borrowing

SECTION 2.03 Notes; Loan Account

SECTION 2.04 Maturity of Loans

SECTION 2.05 Reserved

SECTION 2.06 Fees

SECTION 2.07 Optional Termination or Reduction of Commitments

SECTION 2.08 Mandatory Reduction and Termination of Commitments

SECTION 2.09 Optional Prepayments

SECTION 2.10 Mandatory Prepayments.

SECTION 2.11 General Provisions as to Payments

SECTION 2.12 Computation of Interest and Fees

SECTION 2.13 Use of Proceeds

SECTION 2.14 Savings Clause

SECTION 2.15 Special Provisions Relating to Letters of Credit

ARTICTLE III - CONDITIONS TO BORROWINGS

SECTION 3.01 Conditions to Initial Borrowing

SECTION 3.02 Conditions to All Borrowings.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Corporate Existence and Power

SECTION 4.02 Corporate and Governmental Authorization; No Contravention

SECTION 4.03 Binding Effect

SECTION 4.04 Financial Information

SECTION 4.05 No Litigation

SECTION 4.06 Compliance with ERISA

SECTION 4.07 Compliance with Laws; Taxes

SECTION 4.08 Subsidiaries

SECTION 4.09 Not an Investment Company

SECTION 4.10 Ownership of Property Liens

SECTION 4.11 No Default

SECTION 4.12 Full Disclosure

SECTION 4.13 Environmental Matters

SECTION 4.14 Capital Stock

SECTION 4.15 Margin Stock

ARTICLE V - COVENANTS

SECTION 5.01 Information

SECTION 5.02 Inspection of Property, Books and Records

SECTION 5.03 Financial Covenants

SECTION 5.04 Debt

SECTION 5.05 Dividends and Other Distributions

SECTION 5.06 Transactions With Affiliates

SECTION 5.07 Acquisitions

SECTION 5.08 Investments

SECTION 5.09 Negative Pledge

SECTION 5.10 Restrictive Agreements

SECTION 5.11 Dissolution

SECTION 5.12 Consolidations, Mergers and Sales of Assets

SECTION 5.13 Compliance with Laws; Payment of Taxes

SECTION 5.14 Insurance

SECTION 5.15 Change in Fiscal Year

SECTION 5.16 Maintenance of Property

SECTION 5.17 Environmental Notices

SECTION 5.18 Environmental Matters

SECTION 5.19 Environmental Release

SECTION 5.20 Similar Treatment of the Lenders

SECTION 5.21 Additional Subsidiaries

SECTION 5.22 Maintenance of Accounts

SECTION 5.23 Interest Rate Protection

ARTICLE VI - DEFAULTS

SECTION 6.01 Events of Default

SECTION 6.02 Notice of Default

ARTICLE VII - THE AGENT

SECTION 7.01 Appointment; Powers and Immunities

SECTION 7.02 Reliance by Agent

SECTION 7.03 Defaults

SECTION 7.04 Rights of Agent as a Lender

SECTION 7.05 Indemnification

SECTION 7.06 Payee of Note Treated as Owner

SECTION 7.07 Non-Reliance on Agent and Other Lenders

SECTION 7.08 Failure to Act

SECTION 7.09 Resignation or Removal of Agent

ARTICLE VIII - CHANGES IN CIRCUMSTANCES; COMPENSATION

SECTION 8.01 Basis for Determining Interest Rate Inadequate or Unfair

SECTION 8.02 Illegality

SECTION 8.03 Increased Cost and Reduced Return

SECTION 8.04 Prime Rate Loans Substituted for Affected Fixed Rate Loans

SECTION 8.05 Compensation

ARTICLE IX - MISCELLANEOUS

SECTION 9.01 Notices

SECTION 9.02 No Waivers

SECTION 9.03 Expenses; Documentary Taxes

SECTION 9.04 Indemnification

SECTION 9.05 Setoffs; Sharing of Setoffs

SECTION 9.06 Amendments and Waivers

SECTION 9.07 No Margin Stock Collateral

SECTION 9.08 Successors and Assigns

SECTION 9.09 Confidentiality

SECTION 9.10 Representation by Lenders

SECTION 9.11 Obligations Several

SECTION 9.12 Governing Law

SECTION 9.13 Interpretation

SECTION 9.14 Waiver Of Jury Trial; Consent To Jurisdiction

SECTION 9.15 Counterparts

EXHIBITS

EXHIBIT 2.02(a)

Form of Notice of Borrowing

EXHIBIT 2.03(a)

Form of Revolving Credit Note

EXHIBIT 2.03(b)

Form of Reducing Revolving Credit Note

EXHIBIT 3.01(c)

Form of Subsidiary Guaranty

EXHIBIT 3.01(d)

Form of Opinion of Counsel for the Borrower

EXHIBIT 5.01(c)

Form of Covenant Compliance Certificate

EXHIBIT 9.08(c)

Form of Assignment and Acceptance

SCHEDULES

SCHEDULE 4.08

List of Subsidiaries

SCHEDULE 4.13(a)

Properties on National Priorities List

SCHEDULE 4.13(b)

List of Hazardous Materials Used in Ordinary Course of Business

SCHEDULE 5.04

Existing Debt and Liens

#577973.5      (027943/128384)     (L.S. Starrett Amended Restated Credit Agreement)

AMENDED AND RESTATED

CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is dated as of April 28, 2006 and is entered into among THE L.S. STARRETT COMPANY, a Massachusetts corporation, having its chief executive office at 121 Crescent Street, Athol, Massachusetts 01331 (the “Borrower”), the Lenders from time to time party hereto (the “Lenders”), and BANK OF AMERICA, N.A. (“Bank of America”), as Agent, a national banking association having its head office at 100 Federal Street, Boston, Massachusetts 02110 (the  “Agent”).  This Agreement amends and restates in its entirety the Credit Agreement dated as of June 13, 2000 among the Borrower, Bank of America, N.A., formerly known as Fleet National Bank, as Agent, and the other Lenders from time to time party thereto, as amended from time to time (the “Existing Credit Agreement”).

R E C I T A L S

WHEREAS, the Borrower has advised the Agent that Starrett Acquisition Corporation, a Delaware corporation and a Wholly-Owned Subsidiary (“Starrett Acquisition Co.”) is entering into an Asset Purchase Agreement dated as of the date hereof (the “Acquisition Agreement”) among Starrett Acquisition Co., Tru-Stone Technologies, Inc., a Minnesota corporation (“Seller”), St. Cloud Industries, Inc. and the individuals party thereto, providing for Starrett Acquisition Co.’s purchase of Seller’s assets (the “Tru-Stone Acquisition”);

WHEREAS, the Borrower, the Agent and Bank of America are parties to the Existing Loan Agreement pursuant to which the Lenders have established for the Borrower a revolving line of credit in the maximum amount of $15,000,000;

WHEREAS, the Borrower has requested that the Lenders provide a reducing revolving line of credit in the original maximum amount of $12,000,000 (the “Reducing Revolving Line”), the proceeds of which shall initially be used by the Borrower to pay a portion of the purchase price of the Tru-Stone Acquisition, and the Lenders have agreed to make such accommodations upon the terms and conditions set forth herein;

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement or be deemed to evidence or constitute repayment of all or any portion of such obligations and liabilities, and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations of the Borrower outstanding thereunder;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Definitions.  The terms as defined in this Section 1.01 shall, for all purposes of this Agreement and any amendment hereto (except as herein otherwise expressly provided or unless the context otherwise requires), have the meanings set forth herein:

“Acquisition Agreement” has the meaning set forth in the Recitals.

“Adjusted London Interbank Offered Rate” has the meaning set forth in Section 2.05(d).

“Affiliate” means (a) with respect to Borrower, (i) any Person that directly, or indirectly through one or more intermediaries, controls the Borrower (a “Controlling Person”), (ii) any Person (other than the Borrower or a Subsidiary) which is controlled by or is under common control with a Controlling Person, or (iii) any Person (other than a Subsidiary) of which the Borrower owns, directly or indirectly, 20% or more of the common stock or equivalent equity interests, and (b) with respect to any other Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled or is under common control with the Person specified.  As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means Bank of America, a national banking association organized under the laws of the United States of America, in its capacity as agent for the Lenders hereunder, and its successors and permitted assigns in such capacity.

“Agreement” means this Credit Agreement, together with all amendments and modifications hereto.

“Applicable Margin” means as of any date, for the period commencing on the Closing Date and ending on the first (1st) Business Day after the delivery to Lender of the financial statements required to be delivered pursuant to Section 5.01(b) for the first full fiscal quarter of Borrower ending after the date of this Agreement (the “Initial Period”), the applicable per annum percentage set forth below for Level II, and thereafter the applicable percentage set forth below:

Level	FD/EDIBTA Ratio	LIBOR Loans	Prime Rate Loans
I	< 1.00:1.00	1.25%	0.00%
II	≥ 1.00:1.00< 2.00:1.00	1.50%	0.00%
III	≥ 2.00:1.00 <2.50:1.	1.75%	0.00%
IV	≥2.50:1.00	2.00%	0.00%

For purposes of calculating the Applicable Margin after the Initial Period, the Applicable Margin shall be based on the FD/EBITDA Ratio reflected on Borrower’s consolidated financial statements most recently delivered to Lender pursuant to Section 5.01(b) for each fiscal quarter of Borrower, with any change in the Applicable Margin resulting therefrom to be effective as of the first (1st) Business Day following the delivery by Borrower to Lender of the financial statements for such fiscal period.  In the event that the financial statements required to be delivered pursuant to Section 5.01(b) are not delivered when due, then (i) during the period from the date on which such financial statements were required to be delivered until the first (1st) Business Day after the date on which they actually are delivered, the “Applicable Margin” shall be deemed to be the highest percentage set forth in the above table, and (ii) thereafter, any change in the Applicable Margin resulting therefrom shall be effective retroactively from the date such financial statements were due.  In the event that the Applicable Margin which is calculated based on Borrower’s unaudited financial statements for the last fiscal quarter of any fiscal year of Borrower delivered pursuant to Section 5.01(b) is different than the Applicable Margin which is calculated based on Borrower’s audited financial statements delivered pursuant to Section 5.01(a) for such year, then the Applicable Margin shall be adjusted retroactively for such quarter, and (i) upon demand by Lender, Borrower shall pay to Lender any amount owing by Borrower as a result of such adjustment, or (ii) if any amount is owed to Borrower, as a result of such adjustment, such amount shall be credited against accrued interest on the Loans.

“Assignment and Acceptance” means an Assignment and Acceptance executed in accordance with Section 9.08(c) in the form attached hereto as Exhibit D.

“Authority” has the meaning set forth in Section 8.02.

“Borrower” means The L.S. Starrett Company, a Massachusetts corporation, and its successors.

“Borrowing” means a borrowing hereunder consisting of Loans made to the Borrower at the same time by the Lenders pursuant to Article II.  A Borrowing is a “Prime Rate Borrowing” if such Loans are Prime Rate Loans or a “Libor Borrowing” if such Loans are Libor Loans.

“Business Day”  (i) For all purposes other than as covered by subclause (ii) hereof, any day other than a Saturday, Sunday or other day on which national banks in Boston, Massachusetts are authorized or required by law to close, and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Libor Loans, any day that is a business day described in subclause (i) hereof and that is also a day for trading by and between banks in deposits of freely transferable United States dollars in the London interbank eurodollar market.

“Capital Stock” means any nonredeemable capital stock of the Borrower or any Consolidated Subsidiary (to the extent issued to a Person other than the Borrower), whether common or preferred.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §9601 et. seq. and its implementing regulations and amendments.

“CERCLIS” means the Comprehensive Environmental Response Compensation and Liability Inventory System established pursuant to CERCLA.

“Change of Law” has the meaning set forth in Section 8.02.

“Closing Date” means April 28, 2006.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code.

“Commitments” means the Revolving Credit Commitments and the Reducing Revolving Credit Commitments.

“Compliance Certificate” has the meaning set forth in Section 5.01(c).

“Consolidated Adjusted EBITDA” means for the period specified an amount determined for Borrower and its Subsidiaries on a consolidated basis (a) Consolidated Net Income less (b) income (or plus loss) from discontinued operations and extraordinary items, less (c) dividends, plus (d) depreciation, depletion, amortization and other non-cash charges, plus (e) Consolidated Interest Expense plus (f) to the extent previously subtracted in the calculation of Consolidated Net Income, provision for income taxes, all for such period and as determined in accordance with GAAP.  For each determination period prior to March 27, 2007, Consolidated Adjusted EBITDA will be calculated on an annualized basis by multiplying Consolidated Adjusted EBITDA for the period from April 1, 2006 through such test date by (4) for the June, 2006 test date, (y) 2 for the September, 2006 test date and (x) 1.33 for the December 2006 test date.

“Consolidated Capital Expenditures” means as of any date as of which the amount thereof shall be determined and for the period specified, the sum of the Borrower’s and its Consolidated Subsidiaries’ (i) expenditures during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have a useful life of more than one year, and (ii) to the extent not included in the foregoing clause (i), aggregate principal amount of all Debt (including obligations under capitalized leases) assumed or incurred in connection with any such expenditures.  For purposes of this definition, (a) the purchase price of equipment that is purchased with the trade-in of existing equipment or with insurance proceeds or the proceeds of asset sales shall be included as capital expenditures only to the extent of the gross amount of such purchase price less either the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance or asset sale proceeds, as the case may be, and (b) Consolidated Capital Expenditures shall not include assets acquired as part of a Permitted Acquisition.

“Consolidated Debt” means at any date the Debt of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

“Consolidated Domestic Subsidiary” means a Domestic Subsidiary which is also a Consolidated Subsidiary.

“Consolidated Funded Debt” means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long term debt, of Borrower and its Consolidated Subsidiaries.

“Consolidated Gross Profits” means, for any period, the Gross Profits of the Borrower and its Consolidated Subsidiaries.

“Consolidated Interest Expense” for any period means interest expense, as determined by GAAP, in respect of Consolidated Debt outstanding during such period.

“Consolidated Net Income” means, for any period, the Net Income of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of the Borrower in its consolidated financial statements as of such date.

“Consolidated Tangible Net Worth” means, at any date, Stockholders’ Equity, less the sum of the value, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, prepared in accordance with GAAP, of:

(A)  Any surplus resulting from any write-up of assets subsequent to June 26, 1999;

(B)  All assets which would be treated as intangibles under GAAP, including without limitation goodwill (whether representing the excess of cost over book value of assets acquired, or otherwise), trademarks, tradenames, copyrights, patents and technologies, and unamortized debt discount and expense; and

(C)  To the extent not included in clause (B) of this definition, any amount of shares of Capital Stock of the Borrower that appear as an asset on the balance sheet of the Borrower and its Consolidated Subsidiaries.

“Consolidated Total Assets” means, at any time, the total assets of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, prepared in accordance with GAAP.

“Consolidated Total Liabilities” means the sum of (i) Consolidated Debt, (ii) all other liabilities that, in accordance with GAAP, should be classified as liabilities on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, and (iii) to the extent not included in clause (i) of this definition, all Redeemable Preferred Stock.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code, or any successor statute.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course or business, (iv) all obligations of such Person as lessee under capital leases, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker’s acceptance, (vi) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation), (vii) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (ix) all liabilities under Hedge Agreements (calculated as set forth in the definition of “Hedge Agreements” contained herein), and (ix) all Debt of others Guaranteed by such Person.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means, with respect to any Loan, the Prime Rate plus two percent (2%).

“Deposit Account” means account number #48522003 maintained by Borrower with Bank of America.

“Dollars” or “$” means dollars in lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of the United States of America, or any state or territory thereof.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; and (c) any other Person (other than a natural person) approved by (i) Agent and the Issuer, and (ii) unless an Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower or any of Borrower’s Affiliates or Subsidiaries.

“Environmental Authorizations” means all licenses, permits, orders, approvals, notices, registrations or other legal prerequisites for conducting the business of the Borrower required by any Environmental Requirement.

“Environmental Authority” means any foreign, federal, state, local or regional government that exercises any form of jurisdiction or authority under any Environmental Requirement.

“Environmental Judgments and Orders” means all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, decree or order.

“Environmental Liabilities” means any liabilities, whether accrued, contingent or otherwise, arising from and in any way associated with any Environmental Requirements.

“Environmental Notices” means all notices from any Environmental Authority or by any other Person of possible or alleged noncompliance with or liability under any Environmental Requirements, including without limitation any complaints, citations, demands or requests from any Environmental Authority or from any other Person for correction of any violation of any Environmental Requirements or any investigations concerning any violation of any Environmental Requirements.

“Environmental Proceedings” means any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirements.

“Environmental Releases” means releases as defined in CERCLA or under any applicable state or local environmental law or regulation.

“Environmental Requirements” means any and all legal requirements relating to health, safety or the environment and applicable to the Borrower, any Subsidiary or the Properties, including but not limited to any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs, decrees and common law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law.  Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

 “Event of Default” has the meaning set forth in Section 6.01.

“Existing Credit Agreement” has the meaning set forth in the Recitals hereto.

“Existing Letters of Credit” means all letters of credit, if any, issued by Bank of America under the Existing Credit Agreement which are outstanding on the Closing Date.

“FD/EBITDA Ratio” means, as of any date, the ratio of Borrower’s (x) Consolidated Funded Debt to (y) Consolidated Adjusted EBITDA.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by Agent.

“Fiscal Quarter” means any fiscal quarter of the Borrower.

“Fiscal Year” means any fiscal year of the Borrower.

“GAAP” means generally accepted accounting principles as in effect from time to time, consistently applied.

“Gross Profits” means, as applied to any Person for any period, the gross profits of such Person for such period, as determined in accordance with GAAP.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person, and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services for the purpose of repaying Debt or otherwise satisfying the obligations, including performance obligations, of such other Person, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation or the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means each Subsidiary Guarantor and any other Person that may become a guarantor of all, or any part of, the Borrower’s obligations under this Agreement or any other Loan Document, and “Guarantors” means all such Persons.

“Hazardous Materials” includes, without limitation, (a) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. §6901 et seq. and its implementing regulations and amendments, or in any applicable state or local law or regulation, (b) ”hazardous substance,” “pollutant,” or “contaminant” as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, including crude oil or any fraction thereof, (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation, or (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such act, statute or regulation may be amended from time to time.

“Hedge Agreements” means with respect to any Person, any and all interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements to or under which the Borrower is a party or a beneficiary obligating such Person to make payments, whether periodically or upon the happening of a contingency.  For purposes of this Agreement, the amount of the obligation under any Hedge Agreement shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such obligation had terminated at the end of such fiscal quarter, and in making such determination, if any such agreement provides for the netting of amounts payable by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

“Interest Period” means with respect to each Libor Borrowing, the period commencing on the date of such Borrowing and ending, with respect to Revolving Loans, on the seventh (7th) day thereafter, or, with respect to Revolving Loans or Reducing Revolving Loans, the numerically corresponding day in the first, second, third or sixth month thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that:

(a)

any Interest Period (other than an Interest Period determined pursuant to clause (c) below) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)

any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall, subject to clause (c) below, end on the last Business Day of the appropriate subsequent calendar month; and

(c)

no Interest Period which begins before the Revolving Credit Termination Date and would otherwise end after the Revolving Credit Termination Date may be selected.

(d)

notwithstanding clause (a) of this definition of “Interest Period,” no Interest Period shall have a duration of less than seven (7) days.

“Investment” means any investment in any Person, whether by means of purchase or acquisition of obligations or securities of such Person, capital contribution to such Person, loan or advance to such Person, making of a time deposit with such Person, Guarantee or assumption of any obligation of such Person or otherwise.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer” means Bank of America, in its capacity as the issuer of Letters of Credit hereunder.

“LC Participant” has the meaning set forth in Section 2.15(c).

“Lender” means each lender from time to time party hereto, and its successors and assignees.

“Lending Office” means, as to each Lender, its office located at its address set forth on the signature pages hereof (or identified on the signature pages hereof as its Lending Office) or such other office as such Lender may hereafter designate as its Lending Office by notice to the Borrower and the Agent.

“Letter of Credit” means any Trade Letter of Credit or Standby Letter of Credit issued by the Issuer, and “Letters of Credit” means all such letters of credit.

“Letter of Credit Agreement” means an application and agreement for a Standby Letter of Credit or a Trade Letter of Credit, in such form as may at any time be reasonably required by the Issuer for its issuance of Standby or Trade Letters of Credit.

“Letter of Credit Fees” means the fee payable by the Borrower in accordance with Section 2.06(b).

“Libor Loan” means any Loan bearing interest with reference to the Libor Rate.

“Libor Rate” means for any Interest Period with respect to a Libor Loan, a rate per annum determined by Agent pursuant to the following formula:

Libor Rate =	Libor Base Rate 1.00 – Libor Reserve Percentage

Where,

“Libor Base Rate” means, for such Interest Period (rounded upwards, as necessary, to the nearest 1/100 of 1%) the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Libor Base Rate” for such Interest Period (rounded upwards, as necessary, to the nearest 1/100 of 1%) shall be the rate per annum determined by Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Libor Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Libor Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Libor funding.  The Libor Rate for each outstanding Libor Loan shall be adjusted automatically as of the effective date of any change in the Libor Reserve Percentage.

“Lien” means, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement, which has the practical effect of constituting a security interest or encumbrance, or encumbrance or servitude of any kind in respect of such asset to secure or assure payment of a Debt or a Guarantee, whether by consensual agreement or by operation of statute or other law.   For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means a Revolving Loan, a Reducing Revolving Loan or any or all of such Loans, as the context shall require.

“Loan Documents” means this Agreement, the Note(s), the Letters of Credit, the Letter of Credit Agreements, and any other document evidencing, relating to or securing the Loans, and any other document or instrument delivered in connection with this Agreement, the Note(s), the Loans, or the Letters of Credit, as such documents and instruments may be amended or modified from time to time.

“London Interbank Offered Rate” has the meaning set forth in Section 2.05(d)

“Margin Stock” means “margin stock” as defined in Regulations T, U or X.

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business, properties or prospects of the Borrower and its Consolidated Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or the Lenders under the Loan Documents, or the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, as applicable, or (c) the legality, validity or enforceability of any Loan Document.

“Multiemployer Plan” has the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Income” means, as applied to any Person for any period, the aggregate amount of net income (or loss) of such Person, after taxes, for such period, as determined in accordance with GAAP.

“Notes” means the Revolving Credit Notes, or any of them, as the context shall require.

“Notice of Borrowing” has the meaning set forth in Section 2.02.

“Participant” has the meaning set forth in Section 9.08(b).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to its functions under ERISA.

“Permitted Acquisitions” has the meaning set forth in Section 5.07.

“Permitted Liens” has the meaning set forth in Section 5.09.

“Person” means an individual, a corporation, a partnership, a limited liability company, an unincorporated association, a trust or any other entity or organization, including, but not limited to, a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group, or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has, within the preceding five plan years, made contributions.

“Prime Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Prime Rate Loan” means any Loan bearing interest determined with reference to the Prime Rate.

“Properties” means all real property owned, leased or otherwise used or occupied by the Borrower or any Subsidiary, wherever located.

“Pro Rata Share” means (i) with respect to the Commitments, each Lender’s percentage share of the Commitments, (ii) with respect to the Loans, each Lender’s percentage share of the aggregate outstanding principal balance of the Loans, and (iii) with respect to the Letters of Credit, each Lender’s percentage share of the aggregate amount of the outstanding Letters of Credit and the Unpaid Drawings, and “Pro Rata Shares” means all such percentage shares of the Lenders.

“Quarterly Date” means each September 30, December 31, March 31, and June 30.

“Redeemable Preferred Stock” of any Person means any preferred stock issued by such Person which is at any time prior to the Revolving Credit Termination Date either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

“Reducing Revolving Credit Commitment” means, during each relevant period set forth below, (a) in the aggregate, the amount set forth below for each such period; and (b) for each Lender, the amount set forth below for each such period multiplied by the percentage set forth below for such Lender, as such amount may be from time to time be adjusted pursuant to Sections 2.07, 2.08 or 9.08.

Bank of America

100%

Period	Reducing Revolving Credit Commitment
Closing Date – 4/27/07	$12,000,000
4/28/07 – 4/27/08	$9,600,000
4/28/08 – 4/27/09	$7,200,000
4/28/09 – 4/27/10	$4,800,000
4/28/10 – Reducing Revolving Credit Termination Date	$2,400,000

“Reducing Revolving Credit Termination Date” means the earlier of (i) April 28, 2011, and (ii) the date of any acceleration of the Loans pursuant to Section 6.01.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means at any time Lenders having at least 66 2/3% of the aggregate amount of the Commitments of, if no Commitments are in effect, Lenders holding at least 66 2/3% of the aggregate outstanding principal amount of the Loans and the outstanding amount of the Letters of Credit and the Unpaid Drawings.

“Restricted Payment” means (i) any dividend or other distribution on any shares of the Borrower’s Capital Stock (except dividends payable solely in shares of the Borrower’s Capital Stock), or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of the Borrower’s Capital Stock (except shares acquired upon the conversion thereof into other shares of its capital stock), of (b) any option, warrant or other right to acquire shares of the Borrower’s Capital Stock.

“Revolving Credit Commitment” means, (a) in the aggregate, $10,000,000; and (b) for each Lender, $10,000,000 multiplied by the percentage set forth below for such Lender:

Bank of America

100%

, as such amount may be from time to time be adjusted pursuant to Sections 2.07, 2.08 or 9.08.

“Revolving Credit Notes” means the promissory notes of the Borrower evidencing the Revolving Loans, substantially in the form of Exhibit 2.03(a), and the Reducing Revolving Loans, substantially in the form of Exhibit 2.03(b), together with all amendments, consolidations, modifications, renewals, substitutions therefore and supplements thereto.

“Revolving Credit Termination Date” means the earlier of (i) April 28, 2009, and (ii) the date of any acceleration of the Loans pursuant to Section 6.01.

“Reducing Revolving Loans” means the Loans made pursuant to the terms and conditions set forth in Section 2.01(c).

“Revolving Loans” means the Loans made pursuant to the terms and conditions set forth in Section 2.01(a) pursuant to the Revolving Credit Commitment.

“Seller” has the meaning set forth in the Recitals.

“Standby Letter of Credit” means any standby letter of credit or similar instrument issued or deemed issued for the account of the Borrower pursuant to Section 2.01(b) for the purpose of supporting obligations of the Borrower of any of its Subsidiaries incurred in the ordinary course of business with respect to insurance obligations and workers’ compensation, surety bonds and other similar statutory obligations, and all obligations customarily supported by standby letters of credit and reasonably satisfactory to the Agent.

“Starrett Acquisition Co.” has the meaning set forth in the Recitals, which entity shall be renamed “Starrett Technologies, Inc.” following the Tru-Stone Acquisition.

“Stockholders’ Equity” means, at any time, the shareholders’ equity of the Borrower and its Consolidated Subsidiaries, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared in accordance with GAAP, but excluding any Redeemable Preferred Stock of the Borrower or any of its Consolidated Subsidiaries.  Shareholders’ Equity generally would include, but not be limited to (i) the par or stated value of all outstanding Capital Stock, (ii) capital surplus, (iii) retained earnings, and (iv) various deductions such as (a) purchases of treasury stock, (b) receivables due from an employee stock ownership plan, (c) employee stock ownership plan debt guarantees, and (d) translation adjustments for foreign currency transactions.

“Subordinated Debt” means Debt of the Borrower the payment of principal of and interest on which is expressly subordinated in right of payment to the prior payment in full of the Borrower’s obligations under this Agreement or any other Loan Document by a written agreement in a form and substance reasonably satisfactory to the Agent.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

“Subsidiary Guarantor” means any Subsidiary of the Borrower which is also a Guarantor hereunder.

“Subsidiary Guaranty” means a guaranty executed by a Subsidiary, substantially in the form of Exhibit 3.01(c) hereto.

“Third Parties” means all lessees, sublessees, licensees and other users of the Properties, excluding those users of the Properties in the ordinary course of the Borrower’s business and on a temporary basis.

“Trade Letter of Credit” means any letter of credit or similar instrument issued for the account of the Borrower pursuant to Section 2.01(b) for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods of services by the Borrower or any of its Subsidiaries in the ordinary course of business of the Borrower or such Subsidiary.

“Transferee” has the meaning set forth in Section 9.08(d).

“Tru-Stone Acquisition” has the meaning set forth in the Recitals.

“Unfunded Vested Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC of the Plan Under Title IV of ERISA.

“Unpaid Drawing” has the meaning set forth in Section 2.15(e)

“Unused Reducing Revolving Credit Commitment” means at any date, an amount equal to the Reducing Revolving Credit Commitment less the sum of the aggregate outstanding principal amount of Reducing Revolving Loans.

“Unused Revolving Credit Commitment” means at any date, an amount equal to the Revolving Credit Commitment less the sum of the aggregate outstanding principal amount of Revolving Loans, Letters of Credit and Unpaid Drawings.

“Wholly Owned Subsidiary” means any Subsidiary all of the shares of Capital Stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by the Borrower.

SECTION 1.02 Accounting Terms and Determinations. Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lenders, unless with respect to any such change concurred in by the Borrower’s independent public accountants or required by GAAP, in determining compliance with any of the provisions of this Agreement or any of the other Loan Documents:  (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements, or (ii) the Required Lenders shall so object in writing within thirty 30) days after the delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 5.01 hereof, shall mean the financial statements referred to in Section 4.04).

SECTION 1.03  References.  Unless otherwise indicated, references in this Agreement to “Articles,” “Exhibits,” “Schedules,” “Sections” and other subdivisions are references to Articles, exhibits, schedules, sections and other subdivisions hereof.

SECTION 1.04  Use of Defined Terms.  All terms defined in this Agreement shall have the same defined meanings when used in any of the other Loan Documents, unless the context shall require otherwise.

SECTION 1.05  Terminology.  All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular.  Titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 1.06  Letter of Credit Amounts. Unless otherwise specified herein the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE CREDITS

SECTION 2.01  Commitments to Lend.  (a) Revolving Loans.  Each Lender severally agrees, on the terms and conditions set forth herein, and so long as no Default or Event of Default has occurred which is continuing, on any Business Day to make Revolving Loans to the Borrower from time to time before the Revolving Credit Termination Date in an aggregate principal amount not to exceed at any time such Lender’s Pro Rata Share of the Unused Revolving Credit Commitment on such Business Day.  Each Prime Rate Borrowing under this Section shall be in an aggregate principal amount of $500,000 or any larger multiple or $100,000 (except that any such Borrowing may be in the aggregate amount of the Unused Revolving Credit Commitments) and shall be made from the several Lenders ratably in proportion to their respective Revolving Credit Commitments.  Each Libor Loan under this Section shall be in an aggregate principal amount of $1,000,000 or any larger multiple of $250,000 and shall be made from the several Lenders ratably in proportion to their respective Revolving Credit Commitments.  Within the foregoing limits, the Borrower may borrow under this Section, repay and, to the extent permitted by Section 2.09, prepay Loans and reborrow under this Section at any time before the Revolving Credit Termination Date.

(b)

Letters of Credit.  Subject to the terms and conditions set forth herein, and so long as no Default or Event of Default has occurred which is continuing, the Borrower may request, and the Issuer agrees to issue, on any Business Day Letters of Credit for the account of the Borrower, provided that the aggregate outstanding amount of all Letters of Credit and all Unpaid Drawings (after giving effect to such request) shall not exceed the lesser of (i) $3,000,000, and (ii) the Unused Revolving Credit Commitment.  Unless otherwise agreed to by the Issuer and each Lender, each Letter of Credit shall by its terms terminate or be terminable by the Issuer on such date that would result in all drawings thereunder, or any acceptances created thereunder, being funded pursuant to the terms thereof prior to the earlier of (x)(a) in the case of Standby Letters of Credit, the date which occurs twelve (12) months after the date of issuance thereof (although any such Letter of Credit may be extendable for successive periods of up to twelve (12) months, but not beyond the (6th) sixth Business Day prior to the Revolving Credit Termination Date, on terms reasonably acceptable to the Issuer), and (b) in the case of Trade Letters of Credit, the date which occurs six (6) months (or up to one year with the consent of the Issuer) after the date of the issuance thereof, but not beyond the fifteenth (15th) Business Day prior to the Revolving Credit Termination Date.

(c) Reducing Revolving Loans.  Each Lender severally agrees, on the terms and conditions set forth herein, and so long as no Default or Event of Default has occurred which is continuing, on any Business Day to make Reducing Revolving Loans to the Borrower from time to time before the Reducing Revolving Credit Termination Date in an aggregate principal amount not to exceed at any time such Lender’s Pro Rata Share of the Unused Reducing Revolving Credit Commitment on such Business Day.  Each Prime Rate Borrowing under this Section shall be in an aggregate principal amount of $500,000 or any larger multiple or $100,000 (except that any such Borrowing may be in the aggregate amount of the Unused Reducing Revolving Credit Commitments) and shall be made from the several Lenders ratably in proportion to their respective Reducing Revolving Credit Commitments.  Each Libor Loan under this Section shall be in an aggregate principal amount of $1,000,000 or any larger multiple of $250,000 and shall be made from the several Lenders ratably in proportion to their respective Reducing Revolving Credit Commitments.  Within the foregoing limits, the Borrower may borrow under this Section, repay and, to the extent permitted by Section 2.09, prepay Loans and reborrow under this Section at any time before the Reducing Revolving Credit Revolving Credit Termination Date.

SECTION 2.02 Method of Borrowing.

(a)

The Borrower shall give the Agent notice (a “Notice of Borrowing”), which shall be substantially in the form of Exhibit 2.02(a) hereto, on the same Business Day for a Prime Rate Borrowing and at least three (3) Business Days before each Libor Borrowing, specifying:  (i) the date of such Borrowing, which shall be a Business Day, (ii) the aggregate amount of such Borrowing, (iii) whether the Loans comprising such Borrowing are to be Prime Rate Loans or Libor Loans, and (iv) in the case of Libor Loans, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

(b)

Upon receipt of a Notice of Borrowing, the Agent shall promptly notify each Lender of the contents thereof and of such Lender’s Pro Rata Share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(c)

Not later than 11:00 A.M. (Eastern Standard Time) on the date of each Borrowing, each Lender shall (except as provided in subSection (d) of this Section) make available its Pro Rata Share of such Borrowing, in Federal or other funds immediately available in Boston, Massachusetts, to the Agent at its address referred to in Section 9.01.  Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, the Agent will make the funds so received from the Lenders available to the Borrower at the Agent’s aforesaid address.  Unless the Agent receives notice from a Lender, at the Agent’s address referred to in or specified pursuant to Section 9.01, no later than 10:00 A.M. (Eastern Standard Time) on the Business Day on which a Prime Rate Loan is to be made, and no later than 4:00 P.M (Eastern Standard Time) on the Business Day before the date of all other Borrowings stating that such Lender will not make a Loan in connection with such Borrowing, the Agent shall be entitled to assume that such Lender will make a Loan in connection with such Borrowing and, in reliance on such assumption, the Agent may (but shall not be obligated to) make available such Lender’s Pro Rata Share of such Borrowing to the Borrower for the account of such Lender.  If the Agent makes such Lender’s Pro Rata Share available to the Borrower and such Lender does not in fact make its Pro Rata Share of such Borrowing available on such date, the Agent will be entitled to recover such Lender’s Pro Rata Share from such Lender or the Borrower (and for such purpose shall be entitled to charge such amount to any account of the Borrower maintained with the Agent), together with interest thereon for each day during the period from the date of such Borrowing until such sum shall be paid in full at a rate per annum equal to the rate at which the Agent determines that it obtained (of could have obtained) overnight Federal funds to cover such amount for each such day during such period, provided that any such payment by the Borrower of such Lender’s Pro Rata Share and interest thereon shall be without prejudice to any rights that the Borrower may have against such Lender.  If the Agent does not exercise its option to advance funds for the account of such Lender, it shall forthwith notify the Borrower of such decision.

(d)

If any Lender makes a new Loan hereunder on a day on which the Borrower is to repay all or any part of an outstanding Loan from such Lender, and, if so directed by the Agent, such Lender shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall then be made available by such Lender to the Agent as provided in subsection (c) of this Section, or remitted by the Borrower to the Agent as provided in Section 2.11, as the case may be.

(e)

In the event that a Notice of Borrowing fails to specify whether the Loans comprising such Borrowing are to be Prime Rate Loans or Libor Loans, such Loans shall be made as Prime Rate Loans.  If the Borrower is otherwise entitled under this Agreement to repay any Loans maturing at the end of an Interest Period applicable thereto with the proceeds of a new Borrowing, and the Borrower fails to repay such Loans using its own moneys and fails to give a Notice of Borrowing in connection with such new Borrowing, a new Borrowing shall be deemed to be made on the date such Loans mature in an amount equal to the principal amount of the Loans so maturing, and the Loans comprising such new Borrowing shall be Prime Rate Loans.

(f)

Notwithstanding anything to the contrary contained herein, there shall not be more than six (6) Libor Loans outstanding at any given time.

SECTION 2.03 Notes; Loan Account .   (a) The Revolving Loans of each Lender shall be evidenced by a single Revolving Credit Note payable to the order of such Lender for the account of its Lending Office in an amount equal to the original principal amount of such Lender’s Revolving Credit Commitment.  The Reducing Revolving Loans of each Lender shall be evidenced by a single Revolving Credit Note payable to the order of such Lender for the account of its Lending Office in an amount equal to the original principal amount of such Lender’s Revolving Credit Commitment.

(b)

Each Lender shall maintain on its books a Loan Account in the name of the Borrower to evidence the Loans and shall also record in the Loan Account all payments made on account of indebtedness evidenced by the Loan Account and all proceeds which are finally paid to Lender at its office in cash or solvent credits, and may record therein, in accordance with customary accounting practice, other debits and credits, including all charges and expenses properly chargeable to the Borrower and any other obligation.  The debit balance of the Loan Account shall reflect the amount of the obligations from time to time by reason of Loans and other appropriate charges hereunder; and

(c)

At least once each month the Agent shall account to the Borrower with a statement showing as of its date the Loans, charges and payments made by and for the account of the Borrower for such month.  Each such statement shall be considered correct and accepted by the Borrower and presumptively binding upon it, absent manifest error.

SECTION 2.04 Maturity of Loans.   Each Libor Loan included in any Borrowing shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period applicable to such Borrowing.   Notwithstanding the foregoing, the outstanding principal amount of all Revolving Loans, if any, together with all accrued but unpaid interest thereon, if any, shall be due and payable on the Revolving Credit Termination Date, and the outstanding principal amount of all Reducing Revolving Loans, if any, together with all accrued but unpaid interest thereon, if any, shall be due and payable on the Reducing Revolving Credit Termination Date.

SECTION 2.05 Reserved.

SECTION 2.06 Fees.

(a)

Commitment Fee. The Borrower shall pay to the Agent for the account of each Lender a commitment fee on its Revolving Credit Commitment, calculated at the rate of .25% per annum on the average daily amount of such Lender’s (a) Unused Revolving Credit Commitment plus (b) Unused Reducing Revolving Credit Commitment.

(b)

Letter of Credit Fees.  The Borrower shall pay to the Agent for the account of the Issuer and each LC Participant for each Letter of Credit issued by the Issuer a per annum fee as follows:  (i) with respect to each Standby Letter of Credit, an amount equal to the product of (a) the Applicable Margin then in effect for LIBOR Loans and (b) the amount thereof, payable in advance on the date of issuance and each renewal date thereof, and (ii) with respect to any Trade Letter of Credit, an amount determined by the Issuer based on the Issuer’s fees then in effect for such Trade Letter of Credit, plus, with respect to all Letters of Credit payable on the dates specified by the Issuer and for the sole account of the Issuer, such standard fees and costs as the Issuer may from time to time establish for issuance, transfer, amendment and negotiation of each Letter of Credit and other customary charges of the Issuer with respect thereto (the “Letter of Credit Fees”).

(c)

Closing Fee.  On the Closing Date, the Borrower shall pay a $50,000 closing fee to the Agent, which fee shall be fully-earned and non-refundable.

SECTION 2.07 Optional Termination or Reduction of Commitments.  The Borrower may, upon at least three (3) Business Days’ prior notice to the Agent, terminate at any time, or proportionately reduce from time to time by an aggregate amount of at least $1,000,000 or any larger multiple of $250,000 the Unused Revolving Credit Commitment or the Unused Reducing Revolving Credit Commitment, provided that the aggregate outstanding balance of the Revolving Loans plus the aggregate outstanding amount of any Letters of Credit and any Unpaid Drawing does not exceed the Revolving Credit Commitment, as so reduced on the effective date of such reduction and the aggregate outstanding balance of the Reducing Revolving Loans do not exceed the Reducing Revolving Credit Commitment, as so reduced, on the effective date of such reduction.  Any such reduction shall concurrently reduce the dollar amount of each Lender’s Pro Rata Share of the Revolving Credit Commitment or the Reducing Revolving Credit Commitment, as applicable.  If the Revolving Credit Commitment is terminated in its entirety, all accrued interest and all accrued fees with respect to the Revolving Loans (as provided under Section 2.06) shall be due and payable on the effective date of such termination rather than on any later date set forth in Section 2.06 and all then outstanding Letters of Credit, if any, shall be cash collateralized as “Post-Termination Letters of Credit” pursuant to Section 2.15(k).  If the Reducing Revolving Credit Commitment is terminated in its entirety, all accrued interest and all accrued fees with respect to the Reducing Revolving Loans (as provided under Section 2.06) shall be due and payable on the effective date of such termination rather than on any later date set forth in Section 2.06.

SECTION 2.08 Mandatory Reduction and Termination of Commitments.  The Revolving Credit Commitments shall terminate on the Revolving Credit Termination Date and any Revolving Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date and all then outstanding Letters of Credit, if any, shall be cash collateralized as “Post-Termination Letters of Credit” pursuant to Section 2.15(k). The Reducing Revolving Credit Commitments shall terminate on the Reducing Revolving Credit Termination Date and any Reducing Revolving Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

SECTION 2.09 Optional Prepayments.

(a)

The Borrower may, upon at least one (1) Business Day notice to the Agent, prepay any Prime Rate Borrowing in whole at any time, or from time to time in part in amounts aggregating at least $500,000 or any larger multiple of $100,000, by paying the principal amount to be prepaid.  Each such optional prepayment shall be applied to prepay ratably the Prime Rate Loans of the several Lenders included in such Prime Rate Borrowing.

(b)

Upon payment to the Agent, for the benefit of the Lenders, of any compensation required by Section 8.05, upon at least two (2) Business Days notice the Borrower may prepay all or any portion of the principal amount of any Libor Loan prior to the maturity thereof.

(c)

Upon receipt of a notice of prepayment pursuant to this Section, the Agent shall promptly notify each Lender of the contents thereof and of such Lender’s Pro Rata Share of such prepayment and such notice shall not thereafter be revocable by the Borrower.

SECTION 2.10 Mandatory Prepayments.

(a) If at any time the aggregate principal amount of the Revolving Loans plus the aggregate outstanding amount of any Letters of Credit and Unpaid Drawings shall exceed the Revolving Credit Commitment, the Borrower shall immediately pay to the Agent in immediately available Dollars the amount of such excess.  On each date on which the Revolving Credit Commitments are reduced pursuant to Section 2.07 or Section 2.08, the Borrower shall repay or prepay such principal amount of the outstanding Revolving Loans, if any (together with interest accrued on any Libor Loan), as may be necessary so that after such payment the aggregate unpaid principal amount of the sum of the Revolving Loans and the outstanding amount of Letters of Credit and the amount of any Unpaid Drawings does not exceed the aggregate amount of the Revolving Credit Commitments as then reduced.

(b) If at any time the aggregate principal amount of the Reducing Revolving Loans shall exceed the Reducing Revolving Credit Commitment, the Borrower shall immediately pay to the Agent in immediately available Dollars the amount of such excess.  On each date on which the Reducing Revolving Credit Commitments are reduced pursuant to Section 2.07 or Section 2.08, the Borrower shall repay or prepay such principal amount of the outstanding Reducing Revolving Loans, if any (together with interest accrued on any Libor Loan), as may be necessary so that after such payment the aggregate unpaid principal amount of the Reducing Revolving Loans does not exceed the aggregate amount of the Reducing Revolving Credit Commitments as then reduced.

SECTION 2.11 General Provisions as to Payments.

(a)

The Borrower shall make each payment of principal of, and interest on, the Loans and all fees hereunder, not later than 12 P.M. (Eastern Standard Time) on the date when due, in Federal or other funds immediately available at the place where payment is due, to the Agent at its offices at 100 Federal Street, Boston, Massachusetts, or such other location as the Agent may direct.  The Borrower agrees that all payment hereunder may be directly debited from its Deposit Account Each payment may be automatically deducted by Agent from such accounts as may be maintained by the Borrower with the Agent.

(b)

Whenever any payment of principal of, or interest on, the Loans or of fees (or any other amount to be paid by the Borrower pursuant to this Agreement or any other Loan Document) shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day, provided that if any payment of principal of or interest on any Libor Loan shall be due on a day which is not a Business Day, in the event such Business Day falls in another calendar month, the date for payment thereof shall be the next preceding Business Day.  If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(c)

All payments of principal, interest and fees and all other amounts to be paid by the Borrower pursuant to this Agreement or any other Loan Document shall be paid without deduction for, and free from, any tax, imposts, levies, duties, deductions, or withholdings of any nature now or at any time hereafter imposed by any governmental authority or by any taxing authority thereof or therein excluding in the case of each Lender, taxes imposed on or measured by its net income, and franchise taxes imposed on it by the jurisdiction under the laws of which such Lender (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its income, and franchise taxes imposed on it by the jurisdiction of such Lender’s applicable Lending office or any political subdivision thereof (all such non-excluded taxes, imposts, levies, duties, deductions or withholdings of any nature being “Taxes”).  In the event that the Borrower is required by applicable law to make any such withholding or deduction of Taxes with respect to any Loan or fee or other amount, the Borrower shall pay such deduction or withholding to the applicable taxing authority, shall promptly furnish to any Lender in respect of which such deduction or withholding is made all receipts and other documents evidencing such payment and shall pay to such Lender additional amounts as may be necessary in order that the amount received by such Lender after the required withholding or other payment shall equal the amount such Lender would have received had no such withholding or other payment been made.

Each Lender which is not organized under the laws of the United States of America or any state thereof agrees to file all appropriate forms and take other appropriate action to obtain a certificate or other appropriate document from the appropriate governmental authority in the jurisdiction imposing the relevant Taxes, establishing that it is entitled to receive payments of principal and interest under this Agreement and the other Loan Documents without deduction and free from withholding of any Taxes imposed by such jurisdiction; provided that if it is unable, for any reason, to establish such exemption, or to file such forms and, in any event, during such period of time as such request for exemption is pending, the Borrower shall nonetheless remain obligated under the terms of the immediately preceding paragraph.

In the event any Lender receives a refund of any Taxes paid by the Borrower pursuant to this Section 2.11(c), it will pay to the Borrower the amount of such refund promptly upon receipt thereof; provided that if at any time thereafter it is required to return such refund, the Borrower shall promptly repay to such Lender the amount of such refund.

Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower and the Lenders contained in this Section 2.11(c) shall be applicable with respect to any Participant, Assignee or other Transferee, subject to the provisions of Section 9.08(e), and any calculations required by such provisions (i) shall be made based upon the circumstances of such Participant, Assignee or other Transferee, and (ii) constitute a continuing agreement and shall survive the termination of this Agreement and the payment in full or cancellation of the Notes.

SECTION 2.12 Computation of Interest and Fees.  Interest on Prime Rate Loans shall be computed on the basis of a year of 365 days and paid for the actual number of days elapsed (including the first day but excluding the last day).  Interest on Libor Loans shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed, calculated as to each Interest Period from and including the first day thereof to but excluding the last day thereof.  All fees payable hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.13 Use of Proceeds.  The proceeds of the Loans and Letters of Credit will be used by the Borrower for working capital and other general corporate purposes, including without limitation, Permitted Acquisitions, but shall not be used by the Borrower (i) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock in violation of Regulations T, U or X, or (ii) for any purpose in violation of any applicable law or regulation.  No proceeds of any Revolving Loan shall be used to finance any part of the Tru-Stone Acquisition..  The proceeds of the initial Reducing Revolving Loan hereunder on the Closing Date shall be used to finance, in part, the Tru Stone Acquisition.

SECTION 2.14 Savings Clause.  All agreements with respect to the Loans and the Letters of Credit are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Loans or otherwise, shall the amount paid or agreed to be paid for the use, forbearance or retention of the Loans or the issuance of the Letters of Credit (hereinafter referred to in this Section as “interest”) exceed the maximum permissible charge or rate under applicable law (the “Maximum Rate”).  As used herein, the term “applicable law” shall mean the law in effect as of the date hereof, provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date.  In this regard, the Borrower and the Lenders expressly stipulate that it is their respective intents in the execution, delivery and acceptance of this Agreement to contract in strict compliance with the laws of The Commonwealth of Massachusetts without regard to its conflicts of law rules from time to time in effect.  If, from any circumstance whatsoever, fulfillment of any provision of this Agreement or the other Loan Documents, or any other agreement between the Borrower and the Lenders at the time performance of such provision shall be due, shall involve exceeding the limit allowed by law, then the obligation to be fulfilled shall automatically be reduced to said limit.  If from any circumstances any Lender should ever receive as interest an amount or amounts which would cause it to exceed the Maximum Rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance of the Loans and not to the payment of interest.  This provision shall control every other provision of all instruments and agreements executed by Borrower in connection with this Agreement.

SECTION 2.15 Special Provisions Relating to Letters of Credit.

(a)

Each request for a Letter of Credit shall be made by submission by the Borrower to the Agent of a Letter of Credit Agreement, duly completed and executed by the Borrower and in effect at such time, no later than five (5) Business Days prior to the proposed date of issuance of the Letter of Credit, provided that if the express provisions of any Letter of Credit Agreement conflict with the express provisions of this Agreement, the provisions of this Agreement shall control to the extent of such conflict.  The making of each request for a Letter of Credit shall be deemed to be a representation and warranty by the Borrower that such Letter of Credit may be issued in accordance with, and will not violate the requirements of Section 2.01(b) or this Section 2.15.  The Agent shall promptly notify, and deliver to, the Issuer each such Letter of Credit Agreement.  Upon the issuance of any Letter of Credit, the Issuer shall promptly notify the Agent and each Lender of such issuance; and

(b)

Notwithstanding anything to the contrary herein, the Issuer shall be under no obligation to issue any Letter of Credit if at the time of such issuance:

(i)  any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain the Issuer from issuing such Letter of Credit or any requirement of law applicable to the Issuer or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuer shall prohibit or request that the Issuer refrain from the issuance of letters of credit generally or such Letter of Credit in particular, or shall impose upon the Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which the Issuer is not otherwise compensated) not in effect on the date of this Agreement, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to the Issuer as of the date of this Agreement and which the Issuer in good faith deems material to it; or

(ii)  the Issuer shall have received notice from any other Lender prior to the issuance of such Letter of Credit to the effect that one or more of the conditions specified in Section 3.1.2 are not then satisfied, or that the issuance of such Letter of Credit would violate any provision of this Section 2. 15(b).

(c)

Immediately upon issuance of a Letter of Credit, the Issuer shall be deemed to have sold and transferred to each Lender, other than the Issuer (each such Lender, in its capacity under this subsection 2.15(c), an “LC Participant”) and each LC Participant shall be deemed to have irrevocably and unconditionally purchased and received from the Issuer, without recourse or warranty, an undivided interest and participation in such Letter of Credit to the extent of such LC Participant’s Pro Rata Share in such Letter of Credit, each drawing made thereunder and the obligations of the Borrower with respect thereto, and any security therefor or guaranty pertaining thereto.  Upon any change in the Revolving Credit Commitment, or in the Pro Rata Shares of the Lenders pursuant to Section 9.08 hereof, it is hereby agreed that, with respect to all outstanding Letters of Credit and any Unpaid Drawing at such time, there shall be an automatic adjustment to the participations pursuant to this subsection 2.15(c) to reflect the new Pro Rata Shares of any assigning Lender and its assignee or of all Lenders with respect to the Revolving Credit Commitment, as the case may be.

(d)

In determining whether to pay under any Letter of Credit, the Issuer shall have no obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by the Issuer under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Issuer any resulting liability to the Borrower, any Guarantor, the Agent or any other Lender.

(e)

The Borrower agrees to reimburse the Issuer by making payment to the Issuer in immediately available funds at the office of the Issuer specified for such payment by the Issuer for any payment or disbursement made by the Issuer under any Letter of Credit (each, an “Unpaid Drawing”) immediately after, and, in any event on the date of such payment or disbursement, with interest on the amount so paid or disbursed by the Issuer to the extent not reimbursed prior to 2.00 P.M. (Eastern Standard Time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date the Issuer was reimbursed by the Borrower therefor at a rate equal to the Default Rate.  The Issuer shall give the Borrower prompt notice of each drawing under any Letter of Credit, provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrower’s obligations hereunder.  The Borrower hereby authorizes and instructs the Issuer to charge against the Borrower’s accounts with the Issuer on each date on which a payment is due under a Letter of Credit, and on any subsequent date if and to the extent any such payment is not made when due, an amount up to the principal, interest and fees due and payable to the Issuer thereunder and such charge shall be deemed payment thereunder to the extent that immediately available funds are then in such accounts.  The Issuer shall use reasonable efforts in accordance with the Issuer’s customary procedures to give subsequent notice of any such charge to the Borrower, but the failure to give such notice shall not affect the validity of any such charge.

(f)

In the event that the Issuer makes any payment under any Letter of Credit and the Borrower shall have failed to reimburse the Issuer under any Letter of Credit or Letter of Credit Agreement, and any outstanding Debt of the Borrower relating thereto, the Issuer shall promptly notify the Agent, which shall promptly notify each LC Participant of such failure, and each LC Participant shall promptly pay to the Issuer in Dollars its Pro Rata Share of such unreimbursed amount in same day funds.  If the Agent so notifies, prior to 11 A.M. (Eastern Standard Time) on any Business Day, each such LC Participant shall make available to the Issuer such payment on such Business Day, or if such notice is given after 11 A.M. (Eastern Standard Time) on any Business Day, on the next succeeding Business Day.  If and to the extent that any such LC Participant shall not have so made such funds available to the Issuer, such LC Participant agrees to pay to the Issuer forthwith on demand such amount together with interest thereon, for each day from the date such amount was due under this subsection 2.15(f) until the date such amount is paid to the Issuer, at the Federal Funds Rate.  The obligations of each LC Participant under this subsection 2.15(f) shall be absolute and unconditional and all payments due from each LC  Participant hereunder shall be made notwithstanding the occurrence or continuation of an Event of Default or the failure to satisfy any condition set forth in Article III of this Agreement.

(g)

Whenever the Issuer receives a payment of a reimbursement obligation as to which it has received any payments from the LC Participants pursuant to subsection 2.15(f) above, the Issuer shall pay to each LC Participant which has paid its Pro Rata Share thereof, in Dollars and in same day funds, an amount equal to such LC Participant’s share (based upon the proportionate aggregate amount originally funded by such LC Participant to the aggregate amount funded by all LC Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(h)

The obligation of each LC Participant to make payments to the Issuer with respect to any Letter of Credit and such LC Participant’s participation therein and the obligation of the Borrower to make payments to the Issuer, shall not be subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement, including, without limitation, any of the following circumstances:

(i)    Any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(ii)   The existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee or assignee of any Letter of Credit (or any Person for whom any such transferee or assignee may be acting), the Issuer, the Agent, any Lender, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower or any other Person and the beneficiary named in any Letter of Credit);

(iii)  Any draft, certificate or any other document presented under the Letter of Credit upon which payment has been made in good faith and according to its terms proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)   The surrender or impairment of any collateral or any other security for the Obligations or the performance or observance of any of the terms of any of the Loan Documents;

(v)    The occurrence of any Default or Event of Default; or

(vi)

The failure to give notice of the issuance of any Letter of Credit;

(vii)

 any payment by the Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii)

any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any Subsidiary, provided that, neither the Borrower nor any LC Participant shall be obligated to pay such LC  Participant’s Pro Rata Share of any unreimbursed amount arising from any wrongful payment made by the Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Issuer.

(i)

Indemnification.  In addition to amounts payable as elsewhere provided in this Agreement, the Borrower agrees to protect, indemnify, pay and save the Issuer, the Agent and the LC Participants harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) which the Issuer, the Agent or any LC Participant (each, an “Indemnified Party”) may incur or be subject to (other than as a result of acts or omissions of any such Indemnified Party constituting gross negligence or willful misconduct as determined by a court of competent jurisdiction) as a consequence, directly or indirectly, or

(i)  the issuance of any Letter of Credit; or

(ii)  the failure of the Issuer to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto governmental authority (all such acts or omissions being hereinafter referred to collectively as “Government Acts”).

(j)

As among the Borrower and the Indemnified Parties, the Borrower assumes all risks of the acts and omissions of, or misuse of any of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit Agreements, other than as a result of an Indemnified Party’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction), no Indemnified Party shall be responsible for:

(i)  the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the application for and issuance of and presentation of drafts with respect to any of the Letters of Credit, even if it should prove to be, in any or all respects, invalid, insufficient, inaccurate, fraudulent or forged;

(ii)  the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;

(iii)  the failure of any drawing to strictly comply with the terms of a Letter of Credit;

(iv)  errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be indecipherable;

(v)  errors in interpretation of technical terms;

(vi)  any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof;

(vii)  the non-application or misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; or

(viii)  any consequences arising from causes beyond the control of the Issuer, the Agent or any LC Participant, including, without limitation, any Government Acts.

None of the foregoing shall affect, impair or prevent the vesting of any of the Indemnified Parties’ rights or powers under this Section 2.15.

(k)

If, notwithstanding the provisions of Section 2.01(b) hereof, any Letter of Credit is outstanding on the Revolving Credit Termination Date (each, a “Post-Termination Letter of Credit”), then on or prior to the Revolving Credit Termination Date, the Borrower shall, promptly on demand by the Issuer, deposit with the Issuer, with respect to each Post-Termination Letter of Credit then outstanding, as the Issuer shall specify, cash collateral (“Cash Collateral”) in an amount necessary to reimburse the Issuer for payments to be made by the Issuer under any Post-Termination Letter of Credit.  Such Cash Collateral shall be held by the Issuer, as security for, and to provide for the payment of, the obligations of the Borrower with respect to the Post-Termination Letters of Credit.  In the event that any amount of Cash Collateral remains after the expiration of all Post-Termination Letters of Credit, so long as no Obligation which is then due and payable is outstanding on such date, the Issuer shall return such amount promptly to the Borrower.

(l)

Applicability of ISP and the Uniform Customs and Practice for Documentary Credits.  Unless otherwise expressly agreed by the Issuer and Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each Trade Letter of Credit.

ARTICLE III

CONDITIONS TO BORROWINGS

SECTION 3.01 Conditions to Initial Borrowing.  The obligation of each Lender to make a Loan on the occasion of the initial Borrowing is subject to the satisfaction of the conditions set forth in Section 3.02 and receipt by the Agent of the following (in sufficient number of counterparts (except as to the Notes) for delivery of a counterpart to each Lender and retention of one counterpart by the Agent):

(a)

from each of the parties hereto of either (i) a duly executed counterpart of this Agreement signed by such party or (ii) a telex or facsimile transmission of such dully executed counterpart stating that such party has duly executed a counterpart of this Agreement and sent such counterpart to the Agent or its counsel;

(b)

a duly executed Revolving Credit Note and Reducing Revolving Credit Note for the account of each Lender complying with the provisions of Section 2.03;

(c)

a duly executed Subsidiary Guaranty for Starrett Acquisition Co. and a confirmation of each Subsidiary Guaranty previously delivered by each Domestic Subsidiary;

(d)

an opinion (together with any opinions of local counsel relied on therein) of Ropes & Gray LLP, counsel for the Borrower and each Domestic Subsidiary, dated the date of the initial Borrowing, substantially in the form of Exhibit 3.01(d) and covering such additional matters relating to the transactions contemplated hereby as the Agent or any Lender may reasonably request;

(e)

a certificate, dated the date of the initial Borrowing, signed by a principal financial officer of the Borrower, to the effect that (i) no Default has occurred and is continuing on the date of the initial Borrowing, and (ii) the representations and warranties of the Borrower contained in Article IV are true on and as of the date of the initial Borrowing hereunder;

(f)

all documents which the Agent or any Lender may reasonably request relating to the existence of the Borrower and each Domestic Subsidiary, the corporate authority for and the validity of this Agreement and the Notes and the other Loan Documents, and any other matters relevant hereto, all in form and substance reasonably satisfactory to the Agent, including, without, limitation, a certificate of incumbency of the Borrower, signed by the Secretary or an Assistant Secretary of the Borrower and each Domestic Subsidiary, certifying as to the names, true signatures and incumbency of the officer or officers of the Borrower and each Domestic Subsidiary authorized to execute and deliver the Loan Documents, and certified copies of the following items: (i) the Borrower’s and each Domestic Subsidiary’s Certificate of Incorporation, (ii) the Borrower’s and each Domestic Subsidiary Bylaws, (iii) a certificate of the Secretary of State of The Commonwealth of Massachusetts as to the good standing of the Borrower and each Domestic Subsidiary organized as a Massachusetts corporation, and (iv) the action taken by the Board of Directors of the Borrower and each Domestic Subsidiary authorizing the Borrower’s and each Domestic Subsidiary execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which the Borrower and each Domestic Subsidiary is a party;

(g)

a Notice of Borrowing requesting Loans required on the Closing Date, including all amounts to be applied towards the Tru-Stone Acquisition and other costs incurred in connection with this Agreement;

(h)

evidence that (1) other than the payment of the purchase price, all conditions to the Tru-Stone Acquisition Agreement shall have been satisfied or the fulfillment of any conditions shall have been waived with the consent of the Agent, and (2) the Borrower shall have paid, in cash, the portion of the purchase price not funded by proceeds of the Reducing Revolving Loans; and

(i)

evidence that the Borrower has entered into an interest rate protection agreement in such amount and on such terms reasonably acceptable to the Lenders.

For purposes of determining compliance with the conditions specified in this Section 3.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 3.02 Conditions to All Borrowings.  The obligation of each Lender to make a Loan on the occasion of each Borrowing is subject to the satisfaction of the following conditions:

(a)

receipt by the Agent of a Notice of Borrowing;

(b)

the fact that, immediately after such Borrowing, no Default or Event of Default shall have occurred and be continuing, and with respect to Loans made on the Closing Date, no Default or Event of Default shall have occurred and be continuing under the Existing Credit Agreement;

(c)

the fact that the representations and warranties of the Borrower contained in Article IV of this Agreement shall be true in all material respects on and as of the date of such Borrowing;

(d)

the fact that, immediately after such Borrowing of a Revolving Loan, the aggregate outstanding principal amount of the Revolving Loans, the Letters of Credit and any Unpaid Drawings will not exceed the Revolving Credit Commitment; and

(e)

the fact that, immediately after such Borrowing of a Reducing Revolving Loan, the aggregate outstanding principal amount of the Reducing Revolving Loans will not exceed the Reducing Revolving Credit Commitment.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in paragraphs (b), (c) , (d) or (e), as applicable, of this Section.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

SECTION 4.01 Corporate Existence and Power.  The Borrower is a corporation duly organized, validly existing and good standing under the laws of the jurisdiction of its incorporation, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

SECTION 4.02 Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement, the Notes and the other Loan Documents (i) are within the Borrower’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of or filing with, any governmental body, agency or official, (iv) do not contravene, or constitute a defau1t under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries, and (v) do not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

SECTION 4.03 Binding Effect.  This Agreement constitutes a valid and binding agreement of the Borrower enforceable in accordance with its terms, and the Notes and the other Loan Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally.

SECTION 4.04 Financial Information. (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries for the fiscal year ending June, 2005, and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended, reported on by Deloitte & Touche LLP, copies of which have been delivered to each of the Lenders, and the unaudited consolidated financial statements of the Borrower for the interim period ended December, 2005, copies of which have been delivered to each of the Lenders, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated.

(b)

Except as set forth on Schedule 4.04, since the fiscal period ending June, 2005, there has been no event, act, condition or occurrence having a Material Adverse Effect.

SECTION 4.05 No Litigation.  There is no action, suit or proceeding pending, or to the knowledge of the Borrower threatened, against or affecting the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which has or reasonably could be expected to have a Material Adverse Effect or which in any manner draws into question the validity of or could impair the ability of the Borrower to perform its obligations under, this Agreement, the Notes or any of the other Loan Documents.

SECTION 4.06 Compliance with ERISA.  (a) The Borrower and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC (other than the payment. of premiums under Section 4007 of ERISA) or a Plan under Title IV of ERISA.

(b)

Neither the Borrower nor any member of the Controlled Group is or ever has been obligated to contribute to any Multiemployer Plan.

SECTION 4.07 Compliance with Laws; Taxes.  The Borrower and each of its Subsidiaries is in compliance in all material respects with applicable laws, regulations and similar requirements of governmental authorities (including but not limited to PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings.  There have been filed on behalf of the Borrower and its Subsidiaries all Federal, state and local income, excise, property and other tax returns which are required to be filed by them and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of the Borrower or any Subsidiary have been paid.  The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.  United States income tax returns of the Borrower and its Subsidiaries have been examined and closed through the Fiscal Year ended June 30, 1996, (or the Code’s statute of limitations with respect to such taxes has expired).

SECTION 4.08 Subsidiaries.  Each of the Borrower’s Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.  The Borrower has no Subsidiaries except for those Subsidiaries listed on Schedule 4.08 (as supplemented from time to time), which accurately sets forth their respective jurisdictions of incorporation.

SECTION 4.09 Not an Investment Company.  The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.10 Ownership of Property Liens.  Each of the Borrower and its Consolidated Subsidiaries has title to its properties sufficient for the conduct of its business, and none of such property is subject to any Lien except as permitted in Section 5.09.

SECTION 4.11 No Default.  Neither the Borrower nor any of its Consolidated Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which could have or cause a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

SECTION 4.12 Full Disclosure.  All information heretofore furnished by the Borrower to the Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Agent or any Lender will be, true, accurate and complete in every material respect or based on reasonable estimates on the date as of which such information is stated of certified.  The Borrower has disclosed to the Lenders in writing any and all facts which could have, of cause, a Material Adverse Effect.

SECTION 4.13 Environmental Matters.  (a) Neither the Borrower nor any Subsidiary is subject to any Environmental Liability which could have, of cause, a Material Adverse Effect.  Except as set forth on Schedule 4.13(a), neither the Borrower nor any Subsidiary has been designated as a potentially responsible party under CERCLA of under any state statute similar to CERCLA.  Except as set forth on Schedule 4.13(a), none of the Properties has been identified on any current or proposed (i) National Priorities List under 40 C.F.R. §300, (ii) CERCLIS list or (iii) any list arising from a state statute similar to CERCLA.

(b)

No Hazardous Materials have been or are being used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from the Properties or are otherwise present at, on, in or under the Properties, or, to the best of the knowledge of the Borrower, at or from any adjacent site or facility, except for Hazardous Materials, including, without limitation, those set forth on Schedule 4.13(b), which are used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed, or otherwise handled in the ordinary course of business in material compliance with all applicable Environmental Requirements.

(c)

The Borrower, and each of its Subsidiaries and Affiliates, is in material compliance with all Environmental Requirements in connection with the operation of the Properties and the Borrower’s, and each of its Subsidiary’s and Affiliate’s, respective businesses.

SECTION 4.14 Capital Stock.  All Capital Stock, debentures, bonds, notes and all other securities of the Borrower and its Subsidiaries presently issued and outstanding are validly and properly issued in accordance with all applicable laws, including but not limited to, the “Blue Sky” laws or all applicable states and the federal securities laws.  The issued shares of Capital Stock of the Borrower’s Wholly Owned Subsidiaries are owned by the Borrower free and clear of any Lien or adverse claim.  At least a majority of the issued shares of capital stock of each of the Borrower’s other Subsidiaries (other than Wholly Owned Subsidiaries) is owned by the Borrower free and clear of any Lien or adverse claim.

SECTION 4.15 Margin Stock.  Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying any Margin Stock, and no part of the proceeds of any Loan will be used to purchase or carry any Margin Stock so as to result in a violation of Regulations T, U or X or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulation X.  So long as any Loan, Letter of Credit or Unpaid Drawing shall be outstanding, the value of all Margin Stock owned by the Borrower will not constitute more than 25% of the value of the assets of the Borrower alone, and of the Borrower and its Consolidated Subsidiaries on a consolidated basis.

ARTICLE V

COVENANTS

The Borrower agrees that, so long as any Lender has any Commitment hereunder of any amount payable hereunder of under any Note remains unpaid:

SECTION 5.01 Information.  The Borrower will deliver to each of the Lenders:

(a)

as soon as available and in any event within ninety (90) days after the end of each Fiscal Year, a consolidated and consolidating balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated and consolidating statements of income, and consolidated statements of shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous fiscal year, all such consolidated statements to be certified by Grant Thornton LLP or other independent public accountants of nationally recognized standing, with such certification to be free of exceptions and qualifications not acceptable to the Required Lenders;

(b)

as soon as available and in any event within forty-five (45) days after the end of each of the first three quarters of each Fiscal Year, a consolidated and consolidating balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related statement of income and consolidated statement of cash flows for such quarter and for the portion of the Fiscal Year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer or the chief accounting officer of the Borrower;

(c)

simultaneously with the delivery of each set of financial statements referred to in paragraphs (a) and (b) above, a certificate, substantially in the form of Exhibit 5.01(c) (a “Compliance Certificate”), of the chief financial officer or the chief accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.03 on the date of such financial statements and (ii) stating whether any Default of Event of Default exists on the date of such certificate and, if any Default of Event of Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(d)

as soon as available and in any event within ninety (90) days after the end of each Fiscal Year, a statement of the firm of independent public accountants which reported on the statements referred to in paragraph (a) above to the effect that nothing has come to their attention to cause them to believe that any Default or Event of Default existed on the date of such financial statements, it being understood that any audit which such accountants perform cannot be relied upon to give them knowledge of any Default or Event of Default except as it relates to accounting of auditing matters;

(e)

within five (5) Business Days after the Borrower becomes aware of the occurrence of any Default or Event of Default, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(f)

promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(g)

promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly and monthly reports which the Borrower shall have filed with the Securities and Exchange Commission;

(h)

if and when any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title TV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given of required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of EIRISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice;

(i)

promptly after the Borrower acquires knowledge thereof, notice of any pending or contemplated litigation or similar proceedings against or involving the Borrower or any Subsidiary, including, without limitation, administrative arbitration and regulatory proceedings, in which either the (i) claimed amount or (ii) potential loss to the Borrower or any relevant Subsidiary is equal to or greater than $2,000,000;

(j)

as soon as available and in any event within forty-five (45) days after the end of each Fiscal Year, consolidated financial projections of the Borrower and its Subsidiaries through the Reducing Revolving Credit Termination Date or the Revolving Credit Termination Date, whichever is later; and

(k)

from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Agent, at the request of any Lender, may reasonably request.

SECTION 5.02 Inspection of Property, Books and Records.  The Borrower will (i) keep, and cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and (ii) permit, and cause each Subsidiary to permit, representatives of any Lender at such Lender’s expense prior to the occurrence of a Default or Event of Default and at the Borrower’s expense after the occurrence of a Default or Event of Default to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants.  The Borrower agrees to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired.

SECTION 5.03 Financial Covenants.

(a)

Minimum Consolidated Tangible Net Worth.  Commencing with the Fiscal Quarter ending June, 2006, Consolidated Tangible Net Worth will at no time be less than a cumulatively increasing amount equal to the sum of (i) $130,000,000 plus (ii) 50% of the Consolidated Net Income for each Fiscal Quarter ending September 20, 2006 and thereafter.  In determining the minimum Consolidated Tangible Net Worth required by this Section 5.03, any negative Consolidated Net Income, computed cumulatively on an annual basis, shall be excluded.

(b)

Debt Service Coverage Ratio.  Commencing with the Fiscal Quarter ending June, 2006, at the end of each Fiscal Quarter, the ratio of (x) Consolidated Adjusted EBITDA to (y) the sum of (i) Consolidated Interest Expense, and (ii) the aggregate scheduled principal payments on Consolidated Debt, all for such period and as determined in accordance with GAAP for the next following four (4) consecutive Fiscal Quarters, shall not have been less than 1.25 to 1.00.

(c)

Minimum Consolidated Adjusted EBITDA.  Commencing with the Fiscal Quarter ending June, 2006, at the end of each Fiscal Quarter, the Borrower’s Consolidated Adjusted EBITDA shall not be less than $13,000,000 for the four consecutive Fiscal Quarters then ending.

(d)

During any Fiscal Year, Consolidated Capital Expenditures shall not exceed (i) $10,000,000 plus, (ii) commencing with the Fiscal Year ending June, 2008, fifty percent (50%) of (y) $10,000,000 minus (z) the amount of Consolidated Capital Expenditures for the prior Fiscal Year.

SECTION 5.04 Debt.  Neither the Borrower nor any of its Consolidated Subsidiaries will incur, assume or permit to exist Debt (including, without limitation, contingent liabilities under Guarantees) to any Person other than the Agent and the Lenders (excluding, in any event, unsecured trade liabilities in the ordinary course of the Borrower’s or any of its Consolidated Subsidiaries’ businesses not more than ninety (90) days overdue) except for the following (“Permitted Debt”):

(a)

Existing Debt.  Existing Debt shown on Schedule 5.04(a) hereto.

(b)

Purchase Money Debt.  Debt for any purchase money Debt permitted pursuant to Section 5.09(c).

(c)

Capitalized Lease Obligations.  Capitalized Lease Obligations.

(d)

Permitted Intercompany Debt.  Debt owing by (i) the Borrower or any Consolidated Subsidiary to any other Consolidated Subsidiary, or (ii) any Subsidiary Guarantor to the Borrower, provided that (A) no Debt permitted by this clause (d) shall be subordinated in favor of any Person other than the Agent and/or the Lenders, and (B) all Debt permitted by this clause (d)(ii) shall be Subordinated Debt.

(e)

Other Debt not permitted by any of the foregoing not to exceed $15,000,000 in the aggregate outstanding at any time.

SECTION 5.05 Dividends and Other Distributions.  After the occurrence and during the continuance of (x) any Event of Default under Section 6.01(a), neither the Borrower nor any of its Subsidiaries will (a) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (other than (i) dividends and distributions payable solely in such Capital Stock or in options, warrants or other rights to purchase such Capital Stock, and (ii) dividends and distributions payable to the Borrower or a Wholly-Owned Subsidiary of the Borrower or payable to holders of minority interests in any Subsidiary so long as the Borrower or any other Subsidiary having an interest in such Subsidiary shall receive its proportionate share of such dividend or distribution), (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Borrower, and (c) except as may be otherwise expressly provided under any agreement or instrument relating to or evidencing any Subordinated Debt, make any interest or principal payment on or purchase, defease, redeem, prepay, or otherwise acquire or retire for value any Subordinated Debt other than payments by the Borrower to a Subsidiary Guarantor.

SECTION 5.06 Transactions With Affiliates.  Neither the Borrower nor any of its Consolidated Subsidiaries will engage in any transaction or enter into any agreement with, or on behalf of, an Affiliate except on any terms that are not materially less favorable to the Borrower than those that would have been obtained in a comparable transaction by the Borrower with an unrelated Person.

SECTION 5.07 Acquisitions.  Neither the Borrower nor any of its Subsidiaries shall enter into any agreement pursuant to which any Borrower or any of its Subsidiaries may engage in a transaction, or series of related transactions, consummated after the date of this Agreement, by which any Borrower or any of its Subsidiaries acquires the business of, or all or substantially all of the assets of, any Person (other than a Wholly-Owned Subsidiary of a Borrower or any of its Subsidiaries or a Wholly-Owned Subsidiary of any of its Subsidiaries), or any division of such Person, whether through the purchase of assets, purchase of stock or other equity interest, merger or otherwise, of any Person that was not theretofore a Subsidiary of the Borrower becomes a Subsidiary of the Borrower (an “Acquisition”), other than an Acquisition with respect to which the following conditions have been satisfied (each a “Permitted Acquisition”):

(a)

Such Acquisition has been approved by the board of directors (or functional equivalent thereof) and the equity holders (if required by applicable law) of the Person whose equity interests or assets are being acquired.

(b)

The Person or assets being acquired are predominately in the same or a similar or complementary line of business as the Borrower or any of its Subsidiaries and after giving effect to such Acquisition, the assets acquired will not be encumbered by any Lien other than a Permitted Lien.

(c)

Both immediately before and after giving effect to such Acquisition, no Default or Event of Default shall exist.

(d)

After giving effect to any such Acquisition of any Person effected through a merger to which a Borrower is a party, the Borrower will be the surviving entity, and, after giving effect to any such Acquisition of any Person effected through a merger to which any Subsidiary of the Borrower is a party, the Borrower or any of its Subsidiaries shall control the surviving entity.

(e)

At least five (5) Business Days prior to the consummation of any such Acquisition, the Borrower shall have delivered to the Agent a pro forma balance sheet and a related Compliance Certificate prepared on a consolidated basis (including the to-be-acquired assets and any assumed liabilities, or if equity interests are acquired, the to-be-acquired Person if such Person is to be a Subsidiary, and if not, the to-be-acquired equity interests), which certificate shall indicate that no Event of Default exists or would exist following consummation of the Permitted Acquisition, and that the Borrower will be in compliance (on a consolidated basis including the to-be-acquired assets and any assumed liabilities or if equity interests are acquired, the to-be-acquired Person if such Person is to be a Subsidiary, and, if not, the to-be-acquired equity interests) with the financial covenants set forth in Section 5.03 (and any other financial covenant at any time contained in this Agreement) following consummation of such Acquisition, including the to-be-acquired assets, Person or equity interests and the operating results thereof on the same basis and for the same periods as the Borrower is measured for each such covenant, respectively.

(f)

Immediately after giving effect to the Acquisition of a Person which becomes a Consolidated Domestic Subsidiary, the Borrower and such Person shall execute and deliver a Subsidiary Guaranty pursuant to which such Person will become a Guarantor, and such other documents as the Agent may require consistent with the documents specified under Section 3.01, including without limitation, copies of the constituent documents of such Person and corporate resolutions (or equivalent) authorizing such document(s) and the transactions contemplated thereby, in each case certified as true and correct by an officer of such Person, and a legal opinion from counsel to such Person, in form and substance acceptable to the Agent.

SECTION 5.08 Investments.  Neither the Borrower nor any of its Subsidiaries shall make Investments in any Person except Investments in (i) direct obligations of the United States government maturing within one year, (ii) certificates of deposit issued by a commercial bank whose long-term certificates of deposit are rated at least AA or the equivalent thereof by Standard & Poor’ s Corporation and Aa2 or the equivalent thereof by Moody’ s investors Service, Inc., (iii) commercial paper and money market preferred shares rated A-1 or the equivalent thereof by Standard & Poor’s Corporation or Pl or the equivalent thereof by Moody’s Investors Service, Inc. and in either case maturing within one (1) year after the date of acquisition, (iv) repurchase agreements secured by any one or more of the foregoing, (v) tender bonds the payment of the principal of and interest on which is fully supported by a letter of credit issued by a bank whose long-term certificates of deposit are rated at least AA or the equivalent thereof by Standard & Poor’s Corporation and Aa2 or the equivalent thereof by Moody’s Investors Service Inc., (vi) municipal bonds issued by any municipality within the United States, which such municipality is rated not less than “M1G-1” if rated by Moody’s investors Service, Inc. or A-1 by Standard and Poor’s Corporation, (vii) Persons which are or which, as a result of such Investment, become, Wholly Owned Subsidiaries as a result of a Permitted Acquisition, and/or (viii) other Investments not permitted by any of the foregoing up to an amount which is not in the aggregate in excess of ten percent (10%) of the Borrower’s Consolidated Tangible Net Worth.

SECTION 5.09 Negative Pledge.  Neither the Borrower nor any Consolidated Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a)

Liens existing on the date of this Agreement and specified in Schedule 5.04(a) securing Debt outstanding on the date of this Agreement in an aggregate principal amount not exceeding $1,000,000;

(b)

any Lien existing on any asset of any Person at the time such Person becomes a Consolidated Subsidiary and not created in contemplation of such event;

(c)

any Lien on any asset securing Debt incurred or assumed for the purpose of financing all of any part of the cost of acquiring or constructing such asset, provided that such Lien attaches to such asset concurrently with or within eighteen (18) months after the acquisition or completion of construction thereof;

(d)

any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Consolidated Subsidiary and not created in contemplation of such event;

(e)

any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Consolidated Subsidiary and not created in contemplation of such acquisition;

(f)

Liens securing Debt owing by any Subsidiary to the Borrower;

(g)

any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that (i) such Debt is not secured by any additional assets, and (ii) the amount of such Debt secured by any such Lien is not increased;

(h)

Liens incidental to the conduct of its business or the ownership of its assets which (i) do not secure Debt and (ii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(i)

any Lien on Margin Stock;

(j)

Liens resulting from the sale or discount of receivables by Starrett Industria e Comercio Ltda., so long as the aggregate amount of such Liens shall not exceed $10,000,000; and

(k)

Liens not otherwise permitted by the foregoing clauses of this Section securing Debt (other than indebtedness represented by the Notes) in an aggregate principal amount at any time outstanding not to exceed ten percent (10%) of the Borrower’s Consolidated Tangible Net Worth.

provided Liens permitted by the foregoing clauses (a) through (k) (but exclusive of (f) and (j)) shall at no time secure Debt in an aggregate amount greater than fifteen percent (15%) of Consolidated Tangible Net Worth.

SECTION 5.10 Restrictive Agreements.  Neither the Borrower nor any Consolidated Subsidiary will enter into any agreement which restricts the ability of the Borrower or any of its Consolidated Subsidiaries to (i) enter into amendments, modifications or waivers of the Loan Documents, or (ii) create, incur, assume or suffer to exist any Lien upon any of its property (other than any property encumbered by a Permitted Lien).  Neither the Borrower nor any of its Consolidated Subsidiaries will enter into any indenture, agreement, instrument or other arrangement which directly or indirectly prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the ability of any of the Borrower’s Consolidated Subsidiaries to (a) pay dividends or make other distributions on or in respect of its Capital Stock, (b) make loans or advances to the Borrower or any of its Consolidated Subsidiaries, (c) repay loans or advances from the Borrower or any of its Consolidated Subsidiaries, or (d) transfer any of its properties or assets to the Borrower or any of its Consolidated Subsidiaries; provided that any such agreement or arrangement to which any Consolidated Subsidiary which is the subject of a Permitted Acquisition is a party at the time of such Permitted Acquisition may remain in effect for a period of thirty (30) days following the consummation of such Permitted Acquisition.

SECTION 5.11 Dissolution. Neither the Borrower nor any of its Subsidiaries shall suffer or permit dissolution or liquidation either in whole or in part or redeem or retire any shares of its own stock or that of any Subsidiary, except through corporate reorganization to the extent permitted by Section 5.05.

SECTION 5.12 Consolidations, Mergers and Sales of Assets.  The Borrower shall, and shall cause each Subsidiary to, maintain its corporate existence and carry on its business in substantially the same manner and in substantially the same fields as such business is now carried on and maintained, and the Borrower will not, nor will it permit any Subsidiary to, consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of its assets to, any other Person, or discontinue or eliminate any business line or segment, provided that (a) the Borrower may merge with another Person if (i) such Person was organized under the laws of the United States of America or one of its states, (ii) the Borrower is the entity surviving such merger, and (iii) immediately after giving effect to such merger, no Default or Event of Default shall have occurred and be continuing, and (b) Subsidiaries of the Borrower may merge with or sell their assets to one another or to the Borrower or as part of a Permitted Acquisition, and (c) the foregoing limitation on the sale, lease or other transfer of assets and on the discontinuation or elimination of a business line or segment shall not prohibit, during any Fiscal Quarter, a transfer of assets or the discontinuance or elimination of a business line or segment (in a single transaction or in a series of related transactions) unless the aggregate assets to be so transferred or utilized in a business line or segment to be so discontinued, when combined with all other assets transferred, and all other assets utilized in all other business lines or segments discontinued during such Fiscal Quarter and the immediately preceding seven (7) Fiscal Quarters, either (x) constituted more than twenty-five percent (25%) of the Borrower’s Consolidated Total Assets at the end of the Fiscal Quarter immediately preceding the date of any determination, or (y) contributed more than twenty-five (25%) of the Borrower’s Consolidated Gross Profits during the eight (8) Fiscal Quarters immediately preceding such Fiscal Quarter.

SECTION 5.13 Compliance with Laws; Payment of Taxes.  The Borrower will, and will cause each of its Subsidiaries and each member of the Controlled Group, to comply in all material respects with applicable laws (including but not limited to ERISA), regulations and similar requirements of governmental authorities (including but not limited to PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings.  The Borrower will, and will cause each of its Subsidiaries to, pay promptly when due all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a Lien against the property of the Borrower or any Subsidiary, except liabilities being contested in good faith and against which, if required by GAAP, the Borrower shall have set up reserves in accordance with GAAP.

SECTION 5.14 Insurance.  The Borrower will maintain, and will cause each of its Subsidiaries to maintain (either in the name of the Borrower or in such Subsidiary’s own name), with financially sound and reputable insurance companies, insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar business.

SECTION 5.15 Change in Fiscal Year.  The Borrower will not change its Fiscal Year without the consent of the Required Lenders, which consent shall not be unreasonably withheld.

SECTION 5.16 Maintenance of Property.  The Borrower shall, and shall cause each Subsidiary to, maintain all of its properties and assets in good condition, repair and working order, ordinary wear and tear excepted.

SECTION 5.17 Environmental Notices.  The Borrower shall furnish to the Lenders and the Agent prompt written notice of all Environmental Liabilities, pending, threatened or anticipated Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders, and Environmental Releases at, on, in, under or in any way affecting the Properties or any adjacent property, and all facts, events, or conditions that could lead to any of the foregoing.

SECTION 5.18 Environmental Matters.  The Borrower will not, and will not permit any Third Party to, use, produce, manufacture, process, treat, recycle, generate, store, dispose of, manage at, or otherwise handle, or ship or transport to or from the Properties any Hazardous Materials, except for Hazardous Materials, including, without limitation, those set forth on Schedule 4.13(b), which are used, produced, manufactured, processed, treated, recycled, generated, stored, disposed, managed, or otherwise handled in the ordinary course of business in material compliance with all applicable Environmental Requirements.

SECTION 5.19 Environmental Release.  The Borrower agrees that upon the occurrence of an Environmental Release it will act promptly to investigate the extent of, and to take appropriate remedial action to eliminate, such Environmental Release, whether or not ordered or otherwise directed to do so by any Environmental Authority.

SECTION 5.20 Similar Treatment of the Lenders.  In the event that, at any time while this Agreement is in effect or any Note or other obligation hereunder or under any Loan Document shall remain unpaid, the Borrower shall issue any Debt for money borrowed, and such Debt shall be issued pursuant to a loan agreement, credit agreement, note purchase agreement, indenture, or other similar instrument (each, an “Other Document”), such Other Document shall not  include any financial covenants which are more restrictive than those provided for in this Agreement, and the Borrower shall promptly so advise the Agent and the Lenders.  If the Required Lenders shall so request, the Borrower, the Agent and the Lenders shall enter into an amendment to this Agreement providing for the incorporation into this Agreement of some or all of such financial covenants.

SECTION 5.21 Additional Subsidiaries.  Concurrently with the creation of any new Consolidated Domestic Subsidiary, the Borrower shall cause such new Consolidated Domestic Subsidiary to execute and deliver a Subsidiary Guaranty in the form attached hereto as Exhibit 3.01(c), pursuant to which such Consolidated Domestic Subsidiary will become a Guarantor, and such other documents as the Agent may require consistent with the documents specified under Section 3.01(f), including without limitation, copies of the constituent documents of such Consolidated Domestic Subsidiary and corporate resolutions (or equivalent) authorizing the delivery of such Subsidiary Guaranty, in each case certified as true and correct by an officer of such Consolidated Domestic Subsidiary.

SECTION 5.22  Maintenance of Accounts.  The Borrower shall maintain Bank of America as its principal depository bank, including for the maintenance of business , cash management, operating and administrative deposit accounts.

SECTION 5.23  Interest Rate Protection.  The Borrower shall maintain, or caused to be maintained, in effect one or more Hedge Agreements for a term of not less than three years and pursuant to which not less than $6,000,000 shall be subject to Hedge Agreements and otherwise in form and substance reasonably satisfactory to Administrative Agent.

ARTICLE VI

DEFAULTS

SECTION 6.01 Events of Default.  If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a)

the Borrower shall fail to pay when due any principal of any Loan or shall fail to pay any interest on any Loan within five (5) Business Days after such interest shall become due, or shall fail to pay any fee or other amount payable hereunder within five (5) Business Days after such fee or other amount becomes due; or

(b)

the Borrower shall fail to observe or perform any covenant contained in Sections 2.13, 5.02(ii), 5.03, 5.05, 5.07, 5.09 to 5.12, inclusive, 5.20 or 5.22; or

(c)

the Borrower shall fail to observe or perform any covenant or agreement contained or incorporated by reference in this Agreement (other than those covered by clause (a) or (b) above) and such failure shall not have been cured within thirty (30) days after the earlier to occur of (i) written notice thereof has been given to the Borrower by the Agent at the request of any Lender, or (ii) an officer of the Borrower otherwise becomes aware of any such failure; or

(d)

any representation, warranty, certification or statement made by the Borrower in Article IV of this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect or misleading in any material respect when made (or deemed made); or

(e)

the Borrower or any Subsidiary shall fail to make any payment in respect of Debt outstanding in the aggregate principal amount of $500,000 or greater (other than the Notes) when due or within any applicable grace period; or

(f)

any event or condition shall occur which results in the acceleration of the maturity of Debt outstanding of the Borrower or any Subsidiary in the aggregate principal amount or $500,000 or greater (including, without limitation, any “put” of such Debt to the Borrower or any Subsidiary) or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Debt or any Person acting on such holders’ behalf to accelerate the maturity thereof (including, without limitation, any “put” of such Debt to the Borrower or any Subsidiary); or

(g)

the Borrower or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate (or equivalent) action to authorize any of the foregoing; of

(h)

an involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against the Borrower or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or

(i)

the Borrower or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate (other than in a standard termination) a Plan of Plans shall be filed under Title IV of ERISA, by the Borrower, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 of 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; provided, that no Default or Event of Default shall arise under this clause (i) so long as the maximum potential liability to the Borrower or any member of the Controlled Group shall be not greater than $1,000,000; of

(j)

one or more judgments or orders for the payment of money in an aggregate amount in excess of $3,000,000 shall be rendered against the Borrower or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of thirty (30) days; or

(k)

a federal tax lien shall be filed against the Borrower under Section 6323 of the Code or a lien of the PBGC shall be filed against the Borrower under Section 4068 of ERISA, or any successor statutes, and in either case such lien shall (i) secure an obligation, or asserted obligation, in excess of $1,000,000 and (ii) remain undischarged for a period of twenty-five (25) days after the date of filing; or

(l)

(i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of fifty percent (50%) or more of the outstanding shares of the voting stock of the Borrower; or (ii) as of any date, a majority of the Board of Directors of the Borrower consists of individuals who were not either (A) directors of the Borrower as of the corresponding date of the previous year, (B) selected of nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A) and individuals described in clause (B).

then, and in every such event, the Agent shall (i) if requested by the Required Lenders, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, and (ii) if requested by the Required Lenders, by notice to the Borrower declare the Notes (together with accrued interest thereon) to be, and the Notes shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, together with interest at the Default Rate accruing on the principal amount thereof from and after the date of such Event of Default; provided that if any Event of Default specified in Section 6.01(g) or (h) above occurs with respect to the Borrower, without any notice to the Borrower or any other act by the Agent or the Lenders, the Commitments shall thereupon terminate and the Notes (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, together with interest thereon at the Default Rate accruing on the principal amount thereof from and after the date of such Event of Default.  Notwithstanding the foregoing, the Agent shall have available to it all other remedies at law or equity, and shall exercise any one or all of them at the request of the Required Lenders.

SECTION 6.02 Notice of Default.  The Agent shall give notice to the Borrower of any Default under Section 6.01(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

ARTICLE VII

THE AGENT

SECTION 7.01 Appointment; Powers and Immunities.  Each Lender hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to the Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto.  The Agent: (a) shall have no duties or responsibilities except as expressly set forth in this Agreement and the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Lender; (b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any Lender under, this Agreement or any other Loan Document, or for the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by the Borrower to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document except to the extent requested by the Required Lenders, and then only on terms and conditions satisfactory to the Agent, and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Loan Document or any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct.  The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  The provisions of this Article VII are solely for the benefit of the Agent and the Lenders, and the Borrower shall not have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement and under the other Loan Documents, the Agent shall act solely as agent for the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship or agency or trust with or for the Borrower.  The duties of the Agent shall be ministerial and administrative in nature, and the Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender.

SECTION 7.02 Reliance by Agent.  The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, electronic communication, telefax, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person of Persons, and upon advice and statements of legal counsel, independent accountants or other experts selected by the Agent.  As to any matters not expressly provided for by this Agreement or any other Loan Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and thereunder in accordance with instructions signed by the Required Lenders, and such instructions of the Required Lenders in any action taken of failure to act pursuant thereto shall be binding on all of the Lenders.

SECTION 7.03 Defaults.  The Agent shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default (other than the nonpayment of principal or of interest on the Loans) unless the Agent has received notice from a Lender or the Borrower specifying such Default or Event of Default and stating that such notice is a “Notice of Default.”  The Agent shall give each Lender prompt notice of each non-payment of principal or of interest on the Loans whether or not it received any notice of the occurrence of such non-payment.  The Agent shall (subject to Section 9.06) take such action hereunder with respect to such Default or Event of Default as shall be directed by the Required Lenders, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 7.04 Rights of Agent as a Lender.  With respect to the Loans made by it, the Agent, in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Agent in its individual capacity.  The Agent may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower (and any of its Affiliates) as if it were not acting as the Agent, and the Agent may accept fees and other consideration from the Borrower (in addition to any agency fees and arrangement fees heretofore agreed to between the Borrower and the Agent) for services in connection with this Agreement or any other Loan Document or otherwise without having to account for the same to the Lenders.

SECTION 7.05 Indemnification  Each Lender severally agrees to indemnify the Agent, to the extent the Agent shall not have been reimbursed by the Borrower, ratably in accordance with its Pro Rata Share of the Commitment, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) and disbursements of any kind and nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (excluding, unless an Event of Default has occurred and is continuing, the normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or any such other documents; provided, however that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent.  If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

SECTION 7.06 Payee of Note Treated as Owner.  The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent and the provisions of Section 9.08(c) have been satisfied.  Any requests, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of that Note or of any Note or Notes issued in exchange therefor or replacement thereof.

SECTION 7.07 Non-Reliance on Agent and Other Lenders.  Each Lender agrees that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents.  The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower or any other Person.  Except for notices, reports and other documents and information expressly required to furnished to the Lenders by the Agent hereunder or under the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower or any other Person (or any of their Affiliates) which may come into the possession of the Agent.

SECTION 7.08 Failure to Act.  Except for action expressly required of the Agent hereunder or under the other Loan Documents, the Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction by the Lenders of their indemnification obligations under Section 7.05 against any and all liability and expense which may be incurred by the Agent by reason of taking, continuing to take, or failing to take any such action.  Without limiting the generality of the foregoing, the Agent:

(a)

shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)

shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion, may expose the Agent to liability or that is contrary to any Loan Document or applicable law;

(c)

shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity; and

(d)

shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary) or (ii) in the absence of its own gross negligence or willful misconduct. Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

SECTION 7.09 Resignation or Removal of Agent.  Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving notice thereof to the Lenders and the Borrower and the Agent may be removed at any time with or without cause by the Required Lenders.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent, which, so long as no Default of Event of Default has occurred which is continuing, shall be reasonably satisfactory to the Borrower.  If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent’s notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which, so long as no Default or Event of Default has occurred which is continuing, shall be reasonably satisfactory to the Borrower.  Any successor Agent shall be a bank which has a combined capital and surplus of at least $500,000,000.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder.

ARTICLE VIII

CHANGE IN CIRCUMSTANCES; COMPENSATION

SECTION 8.01 Basis for Determining Interest Rate Inadequate or Unfair.  If on or prior to the first day of any Interest Period applicable to a Borrowing to be made as a Libor Loan:

(a)

the Agent determines that deposits in Dollars (in the applicable amounts) are not being offered in the relevant market for such Interest Period, or

(b)

the Required Lenders advise the Agent that the London Interbank Offered Rate, as determined by the Agent will not adequately and fairly reflect the cost to such Lender of funding the relevant  Libor for such Interest Period, the Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make the Libor Loans specified in such notice shall be suspended.  Unless the Borrower notifies the Agent at least two (2) Business Days before the date of any Borrowing of such Libor Loans for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Prime Rate Borrowing.

SECTION 8.02 Illegality.  If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof (any such agency being referred to as an “Authority” and any such event being referred to as a “Change of Law”), or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority shall make it unlawful or impossible for any Lender (or its Lending Office) to make, maintain or fund its Libor Loans and such Lender shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon until such Lender notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Libor Loans shall be suspended.  Before giving any notice to the Agent pursuant to this Section, such Lender shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.  If such Lender shall determine that it may not lawfully continue to maintain and fund any of its outstanding Libor Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each Libor Loan of such Lender, together with accrued interest thereon.  Concurrently with prepaying each such Libor Loan, the Borrower shall borrow a Prime Rate Loan in an equal principal amount from such Lender (on which interest and principal shall be payable contemporaneously with the related Libor Loans of the other Lenders), and such Lender shall make such  Prime Rate Loan.

SECTION 8.03 Increased Cost and Reduced Return.  (a) If after the date hereof, a Change of Law or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority:

(i)  shall subject any Lender (or its Lending office) to any tax, duty or other charge with respect to its Libor Loans, its Notes or its obligation to make Libor Loans, or shall change the basis of taxation of payments to any Lender (or its Lending Office) of the principal of or interest on its Libor Loans or any other amounts due under this Agreement in respect of its Libor Loans or its obligation to make Libor Loans (except for changes in the rate of tax on the overall net income of such Lender or its Lending Office imposed by the jurisdiction in which such Lender’s principal executive office or Lending Office is located); or

(ii)  shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Libor Loan any such requirement included in an applicable Libor Reserve Percentage  against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office); or

(iii)  shall impose on any Lender (or its Lending Office) or the London Interbank market any other condition affecting its Libor Loans or its obligation to make Libor Loans;

and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) of making or maintaining any Libor Loan, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Lender to be material, then, within fifteen (15) days after demand by such Lender (with a copy to the Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b)

if any Lender shall have determined that after the date hereof the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any Authority, has or would have the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within fifteen (15) days after demand by such Lender, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c)

Each Lender will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.  A certificate of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, such Lender may use any reasonable averaging and attribution methods.

(d)

The provisions or this Section 8.03 shall be applicable with respect to any Participant, Assignee or other Transferee, and any calculations required by such provisions shall be made based upon the circumstances of such Participant, Assignee or other Transferee, except in the case of a Participant amounts payable hereunder shall not be greater than would be the case if such Participation had not been granted.

SECTION 8.04 Prime Rate Loans Substituted for Affected Libor Loans.  If (i) the obligation of any Lender to make or maintain Libor Loans has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation under Section 8.03, and the Borrower shall, by at least five (5) Business Days’ prior notice to such Lender through the Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

(a)

all Loans which would otherwise be made by such Lender as Libor Loans, as the case may be, shall be made instead as Prime Rate Loans (in all cases interest and principal on such Loans shall be payable contemporaneously with the related Libor Loans of the other Lenders), and

(b)

after each of its Libor Loans has been repaid, all payments of principal which would otherwise be applied to repay such Libor Loans shall be applied to repay its Prime Rate Loans instead.

SECTION 8.05 Compensation.  Upon the request of any Lender, delivered to the Borrower and the Agent, the Borrower shall pay to such Lender such amount or amounts as shall compensate such Lender for any loss, cost or expense (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain all or any portion of the Loans as Libor Loans, but, excluding in any event, lost profits) incurred by such Lender as a result of:

(a)

any payment or prepayment (pursuant to Section 8.02 or otherwise) of a Libor Loan on a date prior to the last day of an Interest Period for such Libor Loan; or

(b)

any failure by the Borrower to prepay a Libor Loan on the date for such prepayment specified in the relevant notice of prepayment hereunder; or

(c)

any failure by the Borrower to borrow a Libor Loan on the date for the Fixed Rate Borrowing of which such Libor Loan is a part specified in the applicable Notice of Borrowing delivered pursuant to Section 2.02;

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)  if to Borrower or the Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person below:

If to Borrower:

The L.S. Starrett Company

121 Crescent Street

Athol, MA 01331

Attn:

Randall Hylek, Vice President and CFO

Telephone:

(978) 249-3551

Telecopier:

(978) 249-8495

with a copy to:

Ropes & Gray

One International Place

Boston, Massachusetts 02110

Telephone:

(617) 951-7000

Telecopier:

(617) 951-7050

Attn:

Steven A. Wilcox, Esquire

Telephone:

(617) 951-7319

Telecopier:

(617) 951-7050

If to Agent:

Bank of America, N.A., as Agent

100 Federal Street

Boston, Massachusetts 02110

Attn:

Elise M. Russo, Senior Vice President

Middle Market Banking, MA DE 10007G (7th Fl.)

Telephone:

(617) 434-4451

Telecopier:

(617) 434-1279

with a copy to:

Hinckley, Allen & Snyder LLP

28 State Street

Boston, Massachusetts  02109-1775

Telephone:

(617) 345-9000

Telecopier:

(617) 345-9020

Attn:

Paula K. Andrews, Esquire  (x 4130)

; and

(ii)  if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)

Electronic Communications.  Notices and other communications to Lenders and the Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuer pursuant to Article II if such Lender or the Issuer, as applicable has notified the Agent that it is incapable of receiving notices under such Article by electronic communication.  Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)

Borrower hereby acknowledges that (a) Agent will make available to Lenders and the Issuer materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Borrower or its securities) (each, a “Public Lender”).  Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Agent, the Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.

(d)

The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Borrower, any Lender, the Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e)

Change of Address, Etc.  Each of the Borrower, Agent and the Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Borrower, Agent and the Issuer.  In addition, each Lender agrees to notify Agent from time to time to ensure that Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(f)

Reliance by Agent, the Issuer and Lenders.  Agent, the Issuer and Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  Borrower shall indemnify Agent, the Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower.  All telephonic notices to and other telephonic communications with Agent may be recorded by Agent, and each of the parties hereto hereby consents to such recording.

SECTION 9.02 No Waivers.  No failure or delay by the Agent or any Lender in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereon preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 9.03 Expenses; Documentary Taxes.  The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Agent, including reasonable fees and disbursements of counsel for the Agent, in connection with the preparation of this Agreement and the other Loan Documents, any waiver or consent hereunder or thereunder or any amendment hereof or thereof or any Default or Event of Default or alleged Default or Event of Default hereunder or thereunder and (ii) if a Default or Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Agent and any Lender, including fees and disbursements of counsel, in connection with such Default and collection and other enforcement proceedings resulting therefrom, including reasonable out-of-pocket expenses incurred in enforcing this Agreement and the other Loan Documents.  The Borrower shall indemnify the Agent and each Lender against any transfer taxes, documentary taxes, assessments or charges made by any Authority by reason of the execution and delivery of this Agreement or the other Loan Documents.

SECTION 9.04 Indemnification.  The Borrower shall indemnify the Agent, the Lenders and each affiliate thereof and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims of damages to which any of them may become subject, insofar as such losses, liabilities, claims of damages arise out of or result from any actual or proposed use by the Borrower of the proceeds of any extension of credit by any Lender hereunder or breach by the Borrower of this Agreement or any other Loan Document or from any investigation, litigation or other proceeding (including any threatened investigation or proceeding) relating to the foregoing, and the Borrower shall reimburse the Agent and each Lender, and each affiliate thereof and their respective directors, officers, employees and agents, upon demand for any expenses (including, without limitation, legal fees) incurred in connection with any such investigation or proceeding, but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of any Person to be indemnified.

SECTION 9.05 Setoffs; Sharing of Setoffs.  (a) The Borrower agrees that the Agent and each Lender shall have a lien for all indebtedness and obligations owing to them from the Borrower upon all deposits or deposit accounts, of any kind, or any interest in any deposits or deposit accounts thereof, now or hereafter pledged, mortgaged, transferred or assigned to the Agent or any such Lender or otherwise in the possession or control of the Agent or any such Lender for any purpose for the account or benefit of the Borrower and including any balance of any deposit account or of any credit of the Borrower with the Agent or any such Lender, whether now existing or hereafter established hereby authorizing the Agent and each Lender at any time or times with or without prior notice to apply such balances or any part thereof to such of the indebtedness and obligations owing by the Borrower to the Lenders and/or the Agent then past due and in such amounts as they may elect, and whether or not the collateral, if any, or the responsibility of other Persons primarily, secondarily or otherwise liable may be deemed adequate.  For the purposes of this paragraph, all remittances and property shall be deemed to be in the possession of the Agent or any such Lender as soon as the same may be put in transit to it by mail or carrier or by other bailee.

(b)

Each Lender agrees that if it shall, by exercising any right of setoff or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest owing with respect to the Note held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of all principal and interest owing with respect to the Note held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Lenders owing to such Other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Lenders owing to such other Lenders shall be shared by the Lenders pro rata; provided that (i) nothing in this Section shall impair the right of any Lender to exercise any right of setoff or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Notes, and (ii) if all or any portion of such payment received by the purchasing Lender is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price of such participation to the extent of such recovery together with an amount equal to such other Lender’s Pro Rata Share (according to the proportion or (x) the amount of such other Lender’s required repayment to (y) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of setoff or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such Participation.

SECTION 9.06 Amendments and Waivers.  (a) Any provision of this Agreement, the Notes or any other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders (and, if the rights or duties of the Agent are affected thereby, by the Agent); provided that, except as provided in the next succeeding proviso, no such amendment or waiver shall, unless signed by all Lenders, (i) increase the Commitment of any Lender or subject any Lender to any additional obligation, (ii) decrease the principal of or rate of interest on any Loan or any fees hereunder, (iii) extend the date fixed for any payment of principal of or interest on any Loan or any fees hereunder, (iv) decrease the amount of principal, interest or fees due on any date fixed for the payment thereof, (v) change the definition of Required Lenders (vi) change the manner of application of any payments made under this Agreement or the Notes, (vii) except in connection with dispositions of assets or discontinuances of businesses permitted under this Agreement, release or substitute all or any substantial part of the collateral (if any) held as security for the Loans, or (viii) except in connection with dispositions of assets or discontuances of business permitted under this Agreement, release any Guarantee given to support payment of the Loans.

(b)

The Borrower will not solicit, request or negotiate for or with respect to any proposed waiver or amendment (other than solicitations, requests and negotiations with the Agent) of any of the provisions of this Agreement unless each Lender shall be informed thereof by the Borrower and shall be afforded an opportunity of considering the same and shall be supplied by the Borrower with sufficient information to enable it to make an informed decision with respect thereto.  Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Agreement shall be delivered by the Borrower to each Lender forthwith following the date on which the same shall have been executed and delivered by the requisite percentage of Lenders.  The Borrower will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Lender (in its capacity as such) as consideration for or as an inducement to the entering into by such Lender of any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is concurrently paid, on the same terms, ratably to all such Lenders.

SECTION 9.07 No Margin Stock Collateral.  Each of the Lenders represents to the Agent and each of the other Lenders that it in good faith is not, directly or indirectly (by negative pledge or otherwise), relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

SECTION 9.08 Successors and Assigns.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that the Borrower may not assign or otherwise transfer any of its rights under this Agreement.

(b)

Any Lender may at any time sell to one or more Persons which is a bank or similar financial institution formed pursuant to the laws of the United States, or any division thereof (each a “Participant”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment hereunder or any other interest of such Lender hereunder.  In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  In no event shall a Lender that sells a participation be obligated to the Participant to take or refrain from taking any action hereunder except that such Lender may agree that it will not (except as provided below), without the consent of the Participant, agree to (i) extend any date fixed for the payment of principal of or interest on the related Loan or Loans, (ii) decrease the amount of any principal, interest or fees due on any date fixed for the payment thereof with respect to the related Loan or Loans, (iii) decrease the principal of the related Loan or Loans, or (iv) any decrease in the rate at which either interest is payable thereon or (if the Participant is entitled to any part thereof) a commitment fee is payable hereunder from the rate at which the Participant is entitled to receive interest or commitment fee (as the case may be) in respect or such participation.  Each Lender selling a participating interest in any Loan, Note, Commitment or other interest under this Agreement shall, within ten (10) Business Days of such sale, provide the Borrower and the Agent with written notification stating that such sale has occurred and identifying the Participant and the interest purchased by such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Article VIII with respect to its participation in Loans outstanding from time to time.

(c)

Any Lender may at any time assign to an Eligible Assignee all, or a proportionate part of all, of its rights and obligations under this Agreement and the Notes, and such Eligible Assignee shall assume all such rights and obligations, pursuant to an Assignment and Acceptance in the form attached hereto as Exhibit 9.08(c), executed by such Eligible Assignee, such transferor Lender and the Agent (and, in the case of an Eligible Assignee that is not then a Lender, by the Borrower if required under clause (iii) of this Section 9.08(c)); provided that (i) no interest may be sold by a Lender pursuant to this paragraph (c) unless the Eligible Assignee shall agree to assume ratably equivalent portions of the transferor Lender’s Commitment, (ii) the amount of the Commitment of the assigning Lender subject to such assignment (determined as of the effective date of the assignment) shall be equal to $5,000,000 (of any larger multiple of, $1,000,000), and (iii) so long as no Default or Event of Default has occurred which is continuing, no interest may be sold by a Lender pursuant to this paragraph (c) to any Eligible Assignee that is not then a Lender of an Affiliate of a Lender without the consent of the Borrower, which consent shall not be unreasonably withheld.  Upon (a) execution of the Assignment and Acceptance by such transferor Lender, such Eligible Assignee, the Agent and (if applicable) the Borrower, (b) delivery of an executed copy of the Assignment and Acceptance to the Borrower and the Agent, (c) payment by such Eligible Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Eligible Assignee, and (d) payment of a processing and recordation fee of $3,500 to the Agent, such Eligible Assignee shall for all purposes be a Lender party to this Agreement and shall have all the rights and obligations of a Lender under this Agreement to the same extent as if it were an original party hereto with a Commitment as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by the Borrower, the Lenders or the Agent shall be required.  Upon the consummation of any transfer to an Eligible Assignee pursuant to this Section 9.08(c), the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to such Eligible Assignee.

(d)

Subject to the provisions of Section 9.09, the Borrower authorizes each Lender to disclose to any Participant, Eligible Assignee of other transferee (each a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower which has been delivered to such Lender by the Borrower pursuant to this Agreement or which has been delivered to such Lender by the Borrower in connection with such Lender’s credit evaluation prior to entering into this Agreement.

(e)

No Transferee shall be entitled to receive any greater payment under Section 8.03 than the transferor Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent or by reason of the provisions of Section 8.02 or 8.03 requiring such Lender to designate a different Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

(f)

Notwithstanding anything to the contrary set forth in this Section 9.08, any Lender may at any time pledge or assign all or any portion of its rights under this Agreement or its Note to a Federal Reserve Bank.  No such pledge or assignment shall release the transferor Lender from its obligations hereunder.

SECTION 9.09 Confidentiality.  Each Lender agrees to exercise its best efforts to keep any information delivered or made available by the Borrower to it confidential from any one other than persons employed or retained by such Lender who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans; provided, however that nothing herein shall prevent any Lender from disclosing such information (i) to any other Lender, (ii) upon the order or any court of administrative agency, (iii) upon the request of demand of any regulatory agency or authority having jurisdiction over such Lender, (iv) which has been publicly disclosed, (v) to the extent reasonably required in connection with any litigation to which the Agent, any Lender or their respective Affiliates may be a party, (vi) to the extent reasonably required in connection with the exercise of any remedy hereunder, (vii) to such Lender’s legal counsel and independent auditors, and (viii) to any actual or proposed Participant, Eligible Assignee of other Transferee of all or part of its rights hereunder which has agreed in writing to be bound by the provisions of this Section 9.09.

SECTION 9.10 Representation by Lenders.  Each Lender hereby represents that it is a commercial lender or financial institution which makes Loans in the ordinary course of its business and that it will make its Loans hereunder for its own account in the ordinary course of such business; provided, however that, subject to Section 9.08, the disposition of the Note or Notes held by that Lender shall at all times be within its exclusive control.

SECTION 9.11 Obligations Several.  The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or commitment of any other Lender hereunder.  Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement or any other Loan Document and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

SECTION 9.12 Governing Law.  This Agreement and each Note shall be construed in accordance with and governed by the laws of The Commonwealth of Massachusetts without regard to its conflicts of law rules.

SECTION 9.13 Interpretation.  No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

SECTION 9.14 WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION.  THE BORROWER (A) AND EACH OF THE LENDERS AND THE AGENT IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, AND ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (B) SUBMITS TO THE NONEXCLUSIVE PERSONAL JURISDICTION IN THE COMMONWEALTH OF MASSACHUSETTS, THE COURTS THEREOF AND THE UNITED STATES DISTRICT COURTS SITTING THEREIN, FOR THE ENFORCEMENT OF THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS, (C) WAIVES ANY AND ALL PERSONAL RIGHTS UNDER THE LAW OF ANY JURISDICTION TO OBJECT ON ANY BASIS (INCLUDING, WITHOUT LIMITATION, INCONVENIENCE OF FORUM) TO JURISDICTION OR VENUE WITHIN THE COMMONWEALTH OF MASSACHUSETTS FOR THE PURPOSE OF LITIGATION TO ENFORCE THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS, AND (D) AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT IN THE MANNER PRESCRIBED IN SECTION 9.01 FOR THE GIVING OF NOTICE TO THE BORROWER.  NOTHING HEREIN CONTAINED, HOWEVER, SHALL PREVENT THE AGENT FROM BRINGING ANY ACTION OR EXERCISING ANY RIGHTS AGAINST ANY SECURITY AND AGAINST THE BORROWER PERSONALLY, AND AGAINST ANY ASSETS OF THE BORROWER, WITHIN ANY OTHER STATE OR JURISDICTION.

SECTION 9.15 Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[SIGNATURE PAGES FOLLOW]

#577973.5      (027943/128384)     (L.S. Starrett Amended Restated Credit Agreement)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, under seal, by their respective authorized officers as of the day and year first above written.

BORROWER:

THE L.S. STARRETT COMPANY

By:

       Randall Hylek

       Chief Financial Officer and Vice President

AGENT:

BANK OF AMERICA, N.A, AS AGENT

By:

Elise M. Russo

Senior Vice President

LENDER:

BANK OF AMERICA, N.A.

By:

Elise M. Russo

Senior Vice President

[Signature Page to L.S. Starrett Amended Restated Credit Agreement]